UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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FISERV, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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255 Fiserv Drive

Brookfield, Wisconsin 53045

April 16, 2014

You are cordially invited to attend the annual meeting of shareholders of Fiserv, Inc. to be held at our corporate offices in Brookfield, Wisconsin on Wednesday, May 28, 2014 at 10:00 a.m. This is an important day on the Fiserv calendar, as it is an opportunity to review our financial results and strategic progress in providing our clients, and their customers, innovative technology products and services.

Information about the meeting and the matters on which shareholders will act is set forth in the accompanying Notice of Meeting and Proxy Statement. Following action on these matters, we will present a report on our business activities. We welcome your comments or inquiries about our business that would be of general interest to shareholders during the meeting.

We urge you to be represented at the annual meeting, regardless of the number of shares you own or whether you are able to attend the annual meeting in person, by voting as soon as possible. Shareholders can vote their shares via the Internet or telephone using the instructions set forth on the enclosed proxy card. You also may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope.

Sincerely,

Jeffery W. Yabuki

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 28, 2014

To the Shareholders of Fiserv, Inc.:

The annual meeting of shareholders of Fiserv, Inc. will be held at our corporate offices at 255 Fiserv Drive, Brookfield, Wisconsin 53045, on Wednesday, May 28, 2014, at 10:00 a.m. local time for the following purposes, which are set forth more completely in the accompanying proxy statement:

1.	To elect seven directors to serve for a one-year term and until their successors are elected and qualified.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014.

4.	To vote on a shareholder proposal relating to confidential voting, if properly presented at the annual meeting.

5.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The board of directors has fixed the close of business on April 1, 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.

By order of the board of directors,

Lynn S. McCreary

Secretary

April 16, 2014

Important notice regarding the availability of proxy materials for the shareholder meeting to be held on May 28, 2014: The proxy statement and annual report to security holders are available at

http://www.proxyvote.com.

Your vote is important. Our proxy statement is included with this notice. To vote your shares, please mark, sign, date and return your proxy card or vote by Internet or telephone as soon as possible.

PROXY STATEMENT

Annual Meeting

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Fiserv, Inc., a Wisconsin corporation, of proxies for use at our annual meeting of shareholders to be held on Wednesday, May 28, 2014 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting. At the meeting, we will vote on the matters described in this proxy statement and in the accompanying notice. The annual meeting will be held at our principal executive offices located at 255 Fiserv Drive, Brookfield, Wisconsin 53045. We intend to mail this proxy statement and accompanying proxy card on or about April 16, 2014 to all shareholders entitled to vote at the annual meeting.

Purposes of Annual Meeting

The annual meeting has been called for the purposes of: electing seven directors to serve for a one-year term; approving, on an advisory basis, the compensation of our named executive officers; ratifying the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2014; voting on a shareholder proposal relating to confidential voting, if properly presented at the annual meeting; and transacting such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Solicitation of Proxies

We will pay the cost of soliciting proxies on behalf of the board of directors. In addition to the use of mail, our directors, officers and other employees may solicit proxies by personal interview, telephone or electronic communication. None of them will receive any special compensation for these efforts. We have retained the services of Georgeson Inc. (“Georgeson”) to assist us in soliciting proxies. Georgeson may solicit proxies by personal interview, mail, telephone or electronic communications. We expect to pay Georgeson its customary fee, approximately $10,000, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. We also have made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy materials to beneficial owners of shares. We will reimburse such record holders for the reasonable out-of-pocket expenses incurred by them in connection with forwarding proxy materials.

Proxies

You should complete and return the accompanying form of proxy regardless of whether you attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by: giving our corporate Secretary written notice of revocation; giving our corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person; provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain a proxy issued in your name from the record holder. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Lynn S. McCreary, Executive Vice President, General Counsel and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

The persons named as proxies in the accompanying proxy card have been selected by the board of directors and will vote shares represented by valid proxies. All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted: to elect each of the board’s nominees for director; to approve the compensation of our named executive officers as disclosed in this proxy statement; to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm; and against the shareholder proposal relating to confidential voting, if properly presented at the annual meeting. Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before the annual meeting or any adjournments or postponements thereof, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders. Proxies solicited hereby will be returned to the board of directors and will be tabulated by an inspector of election, who will not be an employee or director of Fiserv, Inc., designated by the board of directors.

Record Date and Required Vote

The board of directors has fixed the close of business on April 1, 2014 as the record date for determining shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, there were 251,438,243 shares of common stock outstanding and entitled to vote, and we had no other classes of securities outstanding. All of these shares are to be voted as a single class, and each holder is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the annual meeting will constitute a quorum for the transaction of business. Holders of shares that abstain from voting or that are subject to a broker non-vote will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business. In the event there are not sufficient votes for a quorum or to approve a proposal at the time of the annual meeting, the annual meeting may be adjourned or postponed, in our sole discretion, in order to permit the further solicitation of proxies.

Directors will be elected by a majority of votes cast at the annual meeting. A description of the majority voting provisions in our by-laws appears below under the heading “Election of Directors – Majority Voting.” For each of Proposals 2, 3 and 4 to be approved, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. For each of these proposals, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome.

Voting

Shareholders can appoint a proxy by: marking their vote on their proxy card, signing and dating it, and returning it promptly in the enclosed envelope, which requires no postage if mailed in the United States; calling a toll-free number in accordance with the instructions on their proxy card; or voting on-line in accordance with the instructions on their proxy card.

Shareholders who hold shares through a bank, broker or other record holder may vote by the methods that their bank or broker makes available, in which case the bank or broker will include instructions with this proxy statement. Shareholders voting via the Internet or by telephone will bear any costs associated with electronic or telephone access, such as usage charges from Internet access providers and telephone companies.

An individual who has a beneficial interest in shares of our common stock allocated to his or her account under the Fiserv, Inc. 401(k) savings plan may vote the shares of common stock allocated to his or her account. We will provide instructions to participants regarding how to vote. If no direction is provided by the participant about how to vote his or her shares, the trustee of the Fiserv, Inc. 401(k) savings plan will vote the shares in the same manner and in the same proportion as the shares for which voting instructions are received from other participants, except that the trustee, in the exercise of its fiduciary duties, may determine that it must vote the shares in some other manner.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 21, 2014 by: each current director and director nominee; each executive officer appearing in the Summary Compensation Table; all directors and executive officers as a group; and any person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock based on our review of the reports regarding ownership filed with the Securities and Exchange Commission in accordance with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 (the “Exchange Act”). In December 2013, we completed a two-for-one split of our common stock. Accordingly, all amounts are presented on a split-adjusted basis.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class(3)
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	34,976,775	13.9%
The Vanguard Group, Inc.(5) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	17,751,429	7.1%
BlackRock, Inc.(6) 40 East 52nd Street New York, New York 10022	13,751,564	5.5%
FMR LLC Edward C. Johnson 3d(7) 245 Summer Street Boston, Massachusetts 02210	13,222,906	5.3%
Jeffery W. Yabuki	2,963,907	1.2%
Thomas J. Hirsch	493,506	*
Mark A. Ernst	188,531	*
Rahul Gupta	259,032	*
Byron C. Vielehr	—	*
Donald F. Dillon	3,815,174	1.5%
Christopher M. Flink	3,086	*
Daniel P. Kearney	75,074	*
Dennis F. Lynch	5,846	*
Denis J. O’Leary	67,430	*
Glenn M. Renwick	123,645	*
Kim M. Robak	74,399	*
Doyle R. Simons	63,155	*
Thomas C. Wertheimer	50,819	*
All directors and executive officers as a group (17 people)	8,365,389	3.3%

*	Less than 1%.

(1)	Unless otherwise indicated, the address for each beneficial owner is care of Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

(2)	All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided to us by such beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws.

Includes stock options, which, as of March 21, 2014, were exercisable currently or within 60 days: Mr. Yabuki – 2,770,624; Mr. Hirsch – 452,176; Mr. Ernst – 153,054; Mr. Gupta – 214,764; Mr. Dillon – 42,524; Mr. Flink – 2,320; Mr. Kearney – 42,524; Mr. Lynch – 4,394; Mr. O’Leary – 33,822; Mr. Renwick – 49,368; Ms. Robak – 36,388; Mr. Simons – 35,508; Mr. Wertheimer – 36,388; and all directors and executive officers as a group – 4,024,696. Includes restricted stock units, which, as of March 21, 2014, were due to vest within 60 days: Mr. Gupta – 1,594 and all directors and executive officers as a group – 3,566.

Includes shares deferred under vested restricted stock units: Mr. Hirsch – 16,944; Mr. Kearney – 9,758; Mr. Lynch – 1,452; Mr. O’Leary – 8,068; Mr. Renwick – 11,558; Ms. Robak – 5,504; Mr. Simons – 11,558; and all directors and executive officers as a group – 64,842. Also includes shares eligible for issuance pursuant to the non-employee director deferred compensation plan: Mr. Kearney – 13,448; Mr. O’Leary – 13,038; Mr. Renwick – 16,425; Ms. Robak – 5,833; Mr. Simons – 14,839; and all directors as a group – 63,583.

Mr. Dillon is a trustee of the Dillon Foundation which holds 267,500 shares of our common stock. Mr. Kearney is a trustee of the Daniel and Gloria Kearney Foundation which holds 3,400 shares of our common stock. Mr. Yabuki is a trustee of the Yabuki Family Foundation which holds 23,600 shares of our common stock. As a trustee, Mr. Dillon, Mr. Kearney or Mr. Yabuki, as applicable, has voting and investment power over the shares held by the foundation. These shares are, accordingly, included in their respective reported beneficial ownership.

(3)	On March 21, 2014, there were 251,781,097 shares of common stock outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days, shares due upon vesting of restricted stock units within 60 days, shares deferred pursuant to vested restricted stock units and shares eligible for issuance pursuant to the non-employee director deferred compensation plan are deemed outstanding for the purposes of calculating the number and percentage owned by such shareholder but not deemed outstanding for the purpose of calculating the percentage of any other person.

(4)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. (“Price Associates”) on February 11, 2014 with the Securities and Exchange Commission, which indicates that these securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. According to the Schedule 13G, Price Associates exercises sole voting power over 8,360,678 of the securities and sole dispositive power over 34,976,775 of the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	Based on a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard Group”) on February 11, 2014 with the Securities and Exchange Commission, which indicates that the Vanguard Group exercises sole voting power over 427,544 of the securities, sole dispositive power over 17,353,485 of the securities and shared dispositive power over 397,944 of the securities. According to the Schedule 13G, Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 331,944 of the securities as a result of VFTC serving as investment manager of collective trust accounts, and Vanguard Investments Australia Ltd. (“VIA”), a wholly-owned subsidiary of Vanguard Group, is the beneficial owner of 161,600 of the securities as a result of VIA serving as investment manager of Australian investment offerings.

(6)

Based on a Schedule 13G filed by BlackRock, Inc. (“BlackRock”) on January 29, 2014 with the Securities and Exchange Commission, which indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these securities.

According to the Schedule 13G, BlackRock exercises sole voting power over 11,316,809 of the securities and sole dispositive power over 13,751,564 of the securities.

(7)	Based on a Schedule 13G filed jointly by FMR LLC (“FMR”) and Edward C. Johnson 3d (“Johnson”) on February 14, 2014 with the Securities and Exchange Commission, which indicates that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, these securities. According to the Schedule 13G, FMR exercises sole voting power over 1,805,580 of the securities and FMR and Johnson exercise sole dispositive power over 13,222,906 of the securities.

MATTERS TO BE VOTED ON AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors

Historically, the terms of service of directors were staggered in three groups, and directors elected at each annual meeting (or such directors’ successors) were elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors had been elected and qualified. At our 2012 annual meeting of shareholders, our shareholders approved an amendment to our articles of incorporation that will result in the declassification of our board of directors. At this annual meeting of shareholders, shareholders will vote upon seven director nominees to hold office for a term expiring at the 2015 annual meeting of shareholders and until their successors have been elected and qualified. At the 2015 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors will be elected to hold office for a term expiring at the next annual meeting of shareholders and until their successors have been elected and qualified.

All of the nominees for election as director at the annual meeting are incumbent directors. No nominee for director has been nominated pursuant to any agreement or understanding between us and any person, and there are no family relationships among any of our directors or executive officers. These nominees have consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable to serve. Unless otherwise specified, the shares of common stock represented by the proxies solicited hereby will be voted in favor of the nominees proposed by the board of directors. In the event that any director nominee becomes unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee, if any, as the board of directors may propose. The affirmative vote of a majority of votes cast is required for the election of directors. A description of the majority voting provisions in our by-laws appears below under the heading “– Majority Voting.”

Nominees for Election

Each person listed below is nominated for election to serve as a director until the next annual meeting of shareholders and until his or her successor is elected and qualified. The board of directors recommends that you vote in favor of its nominees for director.

Christopher M. Flink (age 42) has been a director since 2012. Mr. Flink is a partner at the innovation and design firm IDEO where he leads key client relationships, guiding portfolios of innovation projects in retail, education and consumer products. In his 15 years at IDEO, Mr. Flink has held a variety of roles, from heading the firm’s Consumer Experience Design practice to co-founding its New York office. Mr. Flink also teaches at Stanford University where he is a lecturer at the Graduate School of Business, a consulting associate professor at the Hasso Plattner Institute of Design (d.school), and a member of the d.school’s leadership team. In the past five years, in addition to Fiserv, Mr. Flink has served on the board of E*TRADE Financial Corporation (current), a publicly traded financial services company. The board concluded that Mr. Flink should be a director of the company because of his strong understanding of innovative technologies and his nearly 20 years of experience helping companies of all kinds innovate and grow. Principal Occupation: Partner, IDEO.

Dennis F. Lynch (age 65) has been a director since 2012. Mr. Lynch is Chairman of Cardtronics, Inc., a publicly traded company and the largest owner and operator of retail ATMs worldwide. He was appointed Chairman in 2010 and has served as a director of Cardtronics since 2008. Mr. Lynch is also a director, and former Chairman, of the Secure Remote Payments Council, a cross-industry organization dedicated to accelerating the growth, development and market adoption of more secure ecommerce and mobile payments. He previously served as: Chairman and Chief Executive Officer of RightPath Payments, Inc. from 2005 to 2008; a director of Open Solutions, Inc. from 2005 to 2007; President and Chief Executive Officer of NYCE Corporation from 1996 to

2004; and Chairman of Yankee 24 ATM Network from 1988 to 1990. In the past five years, in addition to Fiserv, Mr. Lynch has served as a director of Cardtronics, Inc. (current). The board concluded that Mr. Lynch should be a director of the company because he has over 30 years of experience in the payments industry and is a leader in the introduction and growth of payment solutions. Principal Occupation: Chairman, Cardtronics, Inc.

Denis J. O’Leary (age 57) has been a director since 2008. In 2009, Mr. O’Leary became Managing Partner of Encore Financial Partners, Inc., a company focused on the acquisition and management of banking organizations in the United States. From 2006 to 2009, he was a senior advisor to The Boston Consulting Group with respect to the enterprise technology, financial services and consumer payments industries. Through early 2003, he spent 25 years at J.P. Morgan Chase & Company and its predecessors in various capacities, including Director of Finance, Chief Information Officer, Head of Retail Branch Banking, Managing Executive of Lab Morgan, and, from 1994 to 2003, Executive Vice President. In the past five years, in addition to Fiserv, Mr. O’Leary has served on the board of directors of Crowdstrike, Inc. (current), a privately held computer security software company, Hamilton State Bancshares, Inc. (current), a privately held bank holding company, and McAfee, Inc. (former), a formerly publicly traded supplier of computer security solutions. The board concluded that Mr. O’Leary should be a director of the company because of his extensive knowledge of and experience in both the banking and information technology industries. Principal Occupation: Managing Partner, Encore Financial Partners, Inc.

Glenn M. Renwick (age 58) has been a director since 2001. Mr. Renwick is President and Chief Executive Officer of The Progressive Corporation, a publicly traded property and casualty insurance company. Before being named Chief Executive Officer in 2001, Mr. Renwick served as Chief Executive Officer – Insurance Operations and Business Technology Process Leader from 1998 through 2000. Prior to that, he led Progressive’s consumer marketing group and served as president of various divisions within Progressive. Mr. Renwick joined Progressive in 1986 as Auto Product Manager for Florida. In the past five years, in addition to Fiserv, Mr. Renwick has served on the board of directors of The Progressive Corporation (current) and UnitedHealth Group Incorporated (current), a publicly traded provider of health insurance. The board concluded that Mr. Renwick should be a director of the company because he is an accomplished business leader with significant information technology experience. Principal Occupation: President and Chief Executive Officer of The Progressive Corporation.

Kim M. Robak (age 58) has been a director since 2003. Since 2004, Ms. Robak has been a partner at Mueller Robak, LLC, a government relations firm. Prior to that, Ms. Robak was Vice President for External Affairs and Corporation Secretary at the University of Nebraska from 1999 to 2004. Ms. Robak served as the Lieutenant Governor of the State of Nebraska from 1993 to 1999, as Chief of Staff from 1992 to 1993, and as Legal Counsel from 1991 to 1992. Prior to 1991, Ms. Robak was a partner at the law firm Rembolt Ludtke Milligan and Berger. During her tenure in state government, she chaired the Governor’s Information Resources Cabinet and led the Information Technology Commission of Nebraska. In the past five years, in addition to Fiserv, Ms. Robak has served on the board of directors of Ameritas Mutual Holding Company (current), a provider of life insurance, annuities, and mutual funds; Union Bank & Trust Company (current), a financial institution; FBL Financial Group, Inc. (former), a publicly traded life insurance holding company; and First Ameritas Life Insurance Corporation of New York (former), a life insurance company. The board concluded that Ms. Robak should be a director of the company because she is an accomplished business person and community leader who brings a variety of experiences to the board through her work in the fields of law, government and technology. Principal Occupation: Partner at Mueller Robak, LLC.

Doyle R. Simons (age 50) has been a director since 2007. Mr. Simons is President and Chief Executive Officer of Weyerhaeuser Company, a publicly traded company focused on timberlands, forest products and homebuilding. Prior to joining Weyerhaeuser in 2013, Mr. Simons served in a variety of roles for Temple-Inland, Inc., a formerly publicly traded manufacturing company focused on corrugated packaging and building products which was acquired in 2012. From 2007 to early 2012, he served as the Chairman and Chief Executive Officer; from 2005 to 2007, he was Executive Vice President; from 2003 to 2005, he served as its Chief Administrative Officer; from 2000 to 2003, he was Vice President – Administration; and from 1994 to 2000, he served as

Director of Investor Relations. In the past five years, in addition to Fiserv, Mr. Simons has served on the board of directors of Weyerhaeuser Company (current) and Temple-Inland, Inc. (former). The board concluded that Mr. Simons should be a director of the company because he is an accomplished business person with diverse experiences in senior management and financial and legal matters. Principal Occupation: President and Chief Executive Officer of Weyerhaeuser Company.

Thomas C. Wertheimer (age 73) has been a director since 2003. Mr. Wertheimer is a Certified Public Accountant and a retired Senior Audit Partner of PricewaterhouseCoopers (“PwC”). He served as lead audit partner for a number of key multinational and national clients of PwC, including publicly held automotive manufacturing, financial services and retail companies. He also held technical accounting and audit quality positions including Director of Accounting, Auditing and SEC for the Midwest Region of Coopers & Lybrand. Mr. Wertheimer served on the Board of Partners at Coopers & Lybrand from 1995 until its merger with Price Waterhouse in 1998. From 2003 to 2007, he was a consultant to the Public Company Accounting Oversight Board, assisting in designing and executing its program of inspection of registered accounting firms. In the past five years, in addition to Fiserv, Mr. Wertheimer has served on the board of directors of Vishay Intertechnology, Inc. (current), a publicly traded electronic component manufacturer, and Xinyuan Real Estate Co., Ltd. (current), a residential real estate developer in China. The board concluded that Mr. Wertheimer should be a director of the company because of his extensive knowledge of and experience in accounting, auditing and financial reporting matters. Principal Occupation: Financial Consultant.

Continuing Directors

Continuing terms expiring in 2015

Daniel P. Kearney (age 74) has been a director since 1999. Mr. Kearney is a financial consultant and served as Chief Investment Officer of Aetna, Inc. from 1991 to 1998. In 1995, he assumed the additional responsibility of President of Aetna’s annuity, pension and life insurance division, retiring in 1998. Prior to joining Aetna, Mr. Kearney was President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board. Before that, he was a principal at Aldrich, Eastman and Waltch, Inc., a Boston-based pension fund advisor. From 1977 to 1988, Mr. Kearney was with Salomon Brothers, Inc. as Managing Director of its Real Estate Financing Department and a founder of its Mortgage Securities Department, and from 1976 to 1977 he was Associate Director of the United States Office of Management and Budget. He served as President of the Government National Mortgage Association (Ginnie Mae) from 1974 to 1976, Deputy Assistant Secretary of the Department of Housing and Urban Development from 1973 to 1974, and as Executive Director of the Illinois Housing Development Authority from 1969 to 1973. Previously, he was in private law practice in Chicago, Illinois. In the past five years, in addition to Fiserv, Mr. Kearney has served as a director of MGIC Investment Corporation (current), a publicly traded mortgage insurance company, and non-executive Chairman of MBIA, Inc. (current), a publicly traded financial guarantor. The board concluded that Mr. Kearney should be a director of the company because of his over 40 years of experience in the banking, insurance and legal industries. Principal Occupation: Financial Consultant.

Jeffery W. Yabuki (age 54) has been a director and our President and Chief Executive Officer since 2005. Before joining Fiserv, Mr. Yabuki served as Executive Vice President and Chief Operating Officer for H&R Block, Inc., a financial services firm, from 2002 to 2005. From 2001 to 2002, he served as Executive Vice President of H&R Block and from 1999 to 2001, he served as the President of H&R Block International. From 1987 to 1999, Mr. Yabuki held various executive positions with American Express Company, a financial services firm, including President and Chief Executive Officer of American Express Tax and Business Services, Inc. In the past five years, in addition to Fiserv, Mr. Yabuki has served on the board of directors of Ixonia Bancshares, Inc. (current), a privately held banking holding company, and MBIA, Inc. (former), a publicly traded financial guarantor. The board concluded that Mr. Yabuki should be a director of the company because he has extensive senior management experience at a number of large corporations and serves as the chief executive officer of the company. Principal Occupation: President and Chief Executive Officer of Fiserv, Inc.

Majority Voting

Our by-laws provide that each director will be elected by the majority of the votes cast with respect to that director’s election at any meeting of shareholders for the election of directors, other than a contested election. A majority of the votes cast means that the number of votes cast “for” a director’s election exceeds the number of votes cast “withheld” with respect to that director’s election. In a contested election, each director will be elected by a plurality of the votes cast with respect to that director’s election. Once our chairman of the board determines that a contested election exists in accordance with our by-laws, the plurality vote standard will apply at a meeting at which a quorum is present regardless of whether a contested election continues to exist as of the date of such meeting.

Our by-laws further provide that, in an uncontested election of directors, any nominee for director who is already serving as a director and receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation. The nominating and corporate governance committee of the board of directors will then promptly consider the tendered resignation, and the committee will recommend to the board whether to accept or reject it. Following the board’s decision, we will promptly file a Current Report on Form 8-K with the Securities and Exchange Commission that sets forth the board’s decision whether to accept the resignation as tendered, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation. Any director who tenders a resignation pursuant to this provision will not participate in the committee recommendation or the board consideration regarding whether to accept the tendered resignation.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Background

We are conducting a non-binding, advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, in accordance with Section 14A of the Exchange Act (commonly referred to as “Say-on-Pay”).

Proposed Resolution

We encourage shareholders to review the Compensation Discussion and Analysis beginning on page 21 of this proxy statement as well as the tabular and narrative disclosure under “Compensation of Executive Officers” beginning on page 33. Our compensation program for named executive officers is designed to create shareholder value by rewarding performance and includes the following key factors for 2013:

•

We grew adjusted earnings per share by 18% and made strategic progress in areas that we believe will enhance our future financial results, including with respect to the integration of our Open Solutions acquisition and key products and services such as electronic bill payment, mobile banking and person-to-person payments.

•

The base salaries of our named executive officers were below the 50th percentile of our peers. The total compensation of our chief executive officer was between the 50th and 75th percentile of our peers, and the total compensation of our other named executive officers who served for the full year was generally at or below the 50th percentile of our peers.

•

We provided compensation in the form of cash incentive awards based on achievement of annual performance goals and long-term equity compensation that promotes sustained financial and operating performance by delivering value to executive officers to the extent our stock price increases over time. Specifically:

•

More than 80% of the compensation that we paid to our named executive officers was in the form of incentive awards and equity incentive awards comprised more than 70% of the compensation paid to the named executive officers.

•

More than half of the equity awards that we granted to the named executive officers were in the form of options, which are inherently performance-based and have value to the extent that the price of our stock increases.

•	We generally did not provide perquisites to our named executive officers in 2013.

•

We have stock ownership guidelines, which require our executive officers to maintain a substantial investment in Fiserv stock; stock disposition requirements that restrict how much Fiserv stock an executive officer can sell in a specified period; and a compensation recoupment, or “clawback,” policy, all of which we believe align the interests of our named executive officers with those of our shareholders.

The board endorses the compensation of our named executive officers and recommends that you vote in favor of the following resolution:

RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including under “Compensation Discussion and Analysis” and in the tabular and narrative disclosures under “Compensation of Executive Officers.”

Vote Required, Effect of Vote and Recommendation of the Board of Directors

To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted in favor of this proposal.

Because the vote is advisory, it will not be binding upon the board or the compensation committee, and neither the board nor the compensation committee will be required to take any action as a result of the outcome of the vote on this proposal. Although the outcome of this vote is advisory, the compensation committee will carefully consider the outcome of the vote when considering future executive compensation decisions to the extent it can determine the cause or causes of any significant negative voting results.

The board of directors recommends that you vote in favor of Proposal 2.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP

Background

The audit committee of the board of directors is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The audit committee has appointed Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte has served as our independent public accounting firm since 1986. The audit committee, from time to time, evaluates the performance and independence of Deloitte to determine whether we should continue to retain Deloitte. To this end, at least annually, Deloitte makes a presentation to the committee regarding the services it provides, and our chief financial officer provides the committee with his assessment of the firm’s performance. The audit committee is responsible for the audit fee negotiations associated with the retention of Deloitte. In addition, in conjunction with the mandated rotation of Deloitte’s lead engagement partner, the audit committee and its chairman actively participate in the selection of a successor lead engagement partner. The members of the audit committee and the board believe that the continued retention of Deloitte to serve as our independent registered public accounting firm is in the best interests of the company and its shareholders.

A representative of Deloitte is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for shareholder approval, but the audit committee of our board of directors is seeking ratification of its selection of Deloitte as a matter of good corporate practice. If our shareholders do not ratify this selection, the audit committee of the board of directors will consider it a direction to seek to retain another independent public accounting firm. Even if the selection is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time if it determines that such a change would be in our shareholders’ best interests.

Vote Required and Recommendation of the Board of Directors

To ratify the selection of Deloitte as our independent registered public accounting firm, the number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal. Unless otherwise specified, the proxies solicited hereby will be voted to ratify the selection of Deloitte as our independent registered public accounting firm for 2014.

The board of directors recommends that you vote in favor of Proposal 3.

PROPOSAL 4

SHAREHOLDER PROPOSAL RELATING TO CONFIDENTIAL VOTING

The following proposal was submitted by an individual shareholder and will be voted on at the annual meeting if it is properly presented. The board of directors recommends you vote AGAINST the proposal and asks you to read Fiserv’s Statement in Opposition which follows the proposal. The shareholder’s name, address, and number of shares of common stock held may be obtained upon written request therefor made to our corporate Secretary. The proposal has been included exactly as we received it in accordance with the rules of the Securities and Exchange Commission.

“4 – Confidential Voting

Shareholders request our Board of Directors to take the steps necessary to adopt a bylaw that prior to the Annual Meeting, the outcome of votes cast by proxy on uncontested matters, including a running tally of votes for and against, shall not be available to management or the Board and shall not be used to solicit votes. This enhanced confidential voting requirement should apply to 1) management-sponsored or Board-sponsored resolutions seeking approval of executive pay or for other purposes, including votes mandated under NASD rules; 2) proposals required by law, or the Company’s Bylaws, to be put before shareholders for a vote (e.g., say-on-pay votes); and 3) Rule 14a-8 shareholder resolutions included in the proxy.

This enhanced confidential voting requirement shall not apply to elections of directors, or to contested proxy solicitations, except at the Board’s discretion. Nor shall this proposal impede our Company’s ability to monitor the number of votes cast to achieve a quorum, or to conduct solicitations for other proper purposes.

Management is able to monitor voting results and take steps to influence the outcome on matters where they have a direct personal stake such as such as ratification of stock options. As a result, a Yale Law School study concluded: “Management-sponsored proposals (the vast majority of which concern stock options or other bonus plans) are overwhelmingly more likely to win a vote by a very small amount than lose by a very small amount to a degree that cannot occur by chance.”

This proposal should also be more favorably evaluated due to our Company’s clearly improvable corporate governance performance as reported in 2013:

GMI Ratings, an independent investment research firm, rated our company D for accounting. GMI said there were forensic accounting ratios related to asset-liability valuation and expense recognition that had extreme values either relative to industry peers or to our company’s own history.

GMI said the following flagged KeyMetrics raised concerns regarding our board’s ability to maintain effective incentive pay for our company’s top executives:

•	Did our CEO’s potential cash severance pay exceed 5-times his annual pay?

•	Did unvested equity pay lapse upon CEO termination?

•	Did our company disclose specific performance target objectives for our CEO?

•	Did our company only give long-term incentive pay to our CEO for above-median performance?

In regard to our board our Chairman Donald Dillon, had 18-years long-tenure which usually detracts from director independence. Plus there were two CEOs on our executive pay committee which is like the fox and the hen house: Doyle Simons and Glenn Renwick (committee chairman). GMI said Fiserv had a higher accounting and governance risk than 95% of companies and a higher shareholder class action litigation risk than 97% of all rated companies.

Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:

Confidential Voting – Proposal 4”

FISERV’S STATEMENT IN OPPOSITION

Our shareholder communications and proxy solicitation methods are designed to foster an open dialogue with our shareholders, while allowing for confidentiality as desired. We believe that the proponent’s proposal would be detrimental to this dialogue and, therefore, is not in our or our shareholders’ best interests. Accordingly, you should vote “against” this proposal.

We communicate with our shareholders and monitor the voting tally for a variety of lawful purposes that we believe are customary and beneficial to shareholders. For example, we may contact shareholders to urge them to submit their proxies to assure a quorum at a shareholder meeting, to ask if they have any questions about the upcoming shareholder meeting or our proxy statement disclosures, or to learn more about their decision-making processes. Preventing our board of directors and management from monitoring our shareholders’ participation in the voting process would hinder our ability to engage in beneficial communications with our shareholders at a time when greater, rather than less, shareholder engagement is important.

In addition, we believe the proposal is unnecessary because a significant majority of our shareholders already vote confidentially or have the means to do so. The significant majority of our shares are held in street name through a broker, bank or other nominee and, as such, these shareholders already have the means to vote confidentially. For shares registered with our transfer agent, a shareholder may attain confidential voting by re-registering their shares in street name.

Finally, we have an obligation to act in the best interests of our company and all of our shareholders. Our board of directors, elected by the shareholders, is charged with supporting management or shareholder proposals which it believes to be in the best interest of our shareholders. Likewise, our board of directors opposes proposals it believes to not be in the best interests of our shareholders. We can most efficiently advocate for or against proposals when we are aware of the voting tally results and are permitted to discuss them with our shareholders.

Vote Required and Recommendation of the Board of Directors

The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal in order for it to be approved. Unless otherwise specified, the proxies solicited hereby will be voted against the shareholder proposal.

The board of directors recommends that you vote AGAINST Proposal 4.

CORPORATE GOVERNANCE

Director Independence

Our board of directors has determined that Donald F. Dillon, Christopher M. Flink, Daniel P. Kearney, Dennis F. Lynch, Denis J. O’Leary, Glenn M. Renwick, Kim M. Robak, Doyle R. Simons and Thomas C. Wertheimer are “independent” within the meaning of NASDAQ Marketplace Rule 5605(a)(2). Mr. Yabuki is not independent because he is a current employee of Fiserv.

Meetings and Attendance

During our fiscal year ended December 31, 2013, our board of directors held four meetings. Each director attended at least 75% of the aggregate of the number of meetings of the board of directors and the number of meetings held by all committees of the board on which she or he served, in each case while the director was serving on our board of directors. Directors are expected to attend each annual meeting of shareholders. All of the directors serving on the board at the time of our 2013 annual meeting of shareholders attended the meeting. Our directors meet in executive session without management present at each regular meeting of the board of directors.

Board Leadership

On March 8, 2014, our board of directors appointed Mr. Kearney as the new Chairman of the board of directors effective when the term of our current Chairman, Mr. Dillon, as director ends at the 2014 annual meeting of shareholders.

We separate the roles of chief executive officer and Chairman of the board to allow our leaders to focus on their respective responsibilities. Our chief executive officer is responsible for setting our strategic direction and providing day-to-day leadership. Our Chairman provides guidance to our chief executive officer, sets the agenda for board meetings and presides over meetings of the full board. Our board recognizes the time, effort and energy that our chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman. Our board believes that having separate positions provides a clear delineation of responsibilities for each position and enhances the ability of each leader to discharge his duties effectively which, in turn, enhances our prospects for success.

Committees of the Board of Directors

Our board of directors has three standing committees: a nominating and corporate governance committee; an audit committee; and a compensation committee. The directors currently serving on these committees satisfy the independence requirements contained in the NASDAQ Marketplace Rules applicable to such committees, including the enhanced independence requirements for members of the audit committee and compensation committee. Each of these committees has the responsibilities set forth in written charters adopted by the board of directors. We make copies of each of these charters available free of charge on our website at

http://investors.fiserv.com/documents.cfm. Other than the text of the charters, we are not including the information contained on or available through our website as a part of, or incorporating such information by reference into, this proxy statement.

Nominating and Corporate Governance Committee

Membership and Responsibilities

The nominating and corporate governance committee assists the board of directors to identify and evaluate potential director nominees, and recommends qualified nominees to the board of directors for consideration by the shareholders. The nominating and corporate governance committee also oversees our corporate governance procedures and manages the board’s annual evaluation of the chief executive officer. The members of the nominating and corporate governance committee are currently Ms. Robak (Chairperson), Mr. Flink, Mr. Kearney and Mr. O’Leary, each of whom is independent. Mr. Kearney will no longer serve on the nominating and corporate governance committee when he becomes Chairman at the 2014 annual meeting of shareholders. The nominating and corporate governance committee held three meetings during 2013.

Nominations of Directors

The nominating and corporate governance committee recommends to the full board of directors the nominees to stand for election at our annual meeting of shareholders and to fill vacancies occurring on the board. In this regard, the nominating and corporate governance committee regularly assesses the appropriate size of the board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the committee utilizes a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the committee through current directors, professional search firms, shareholders or other persons.

The committee evaluates prospective nominees in the context of the then current constitution of the board of directors and considers all factors it considers appropriate, which include those set forth in our governance guidelines. Our governance guidelines provide that the members of our board of directors should have diverse backgrounds and skills. The diversity that the committee seeks includes diversity of education, professional experience as well as diversity of gender, race and national origin, in order that the board represents a broad set of skills and viewpoints. Other than as set forth in our governance guidelines, the committee does not have a formal policy with respect to diversity. The board of directors and the nominating and corporate governance committee believe the following minimum qualifications must be met by a director nominee to be recommended by the committee:

•	Each director must display the highest personal and professional ethics, integrity and values.

•	Each director must have the ability to exercise sound business judgment.

•	Each director must be highly accomplished in his or her respective field, with strong credentials and broad experience.

•	Each director must have relevant expertise and experience and be able to offer advice and guidance to our chief executive officer based on that expertise and experience.

•	Each director must be independent of any particular constituency, be able to represent all of our shareholders, and be committed to enhancing long-term shareholder value.

•	Each director must have sufficient time available to devote to activities of the board of directors and to enhance his or her knowledge of our business.

In addition, the nominating and corporate governance committee seeks to have at least one director who is an “audit committee financial expert” under Item 407(d)(5) of Regulation S-K under the Exchange Act, and we must have at least one director (who may also be an “audit committee financial expert”) who, in accordance with the NASDAQ Marketplace Rules, has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In making recommendations to the board of directors, the nominating and corporate governance committee examines each director nominee on a case-by-case basis regardless of who recommended the nominee. The committee will consider persons recommended by shareholders to become nominees for election as directors in accordance with the foregoing and other criteria set forth in our governance guidelines and the Nominating and Corporate Governance Committee Charter. The committee does not evaluate shareholder nominees differently than any other nominee.

Pursuant to procedures set forth in our by-laws, our nominating and corporate governance committee will consider shareholder nominations for directors if our corporate Secretary receives timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. To be in proper form, the notice must, among other matters: list the name and residence address of the person or persons to be nominated; include each nominee’s written consent to be named in our proxy statement and to serve as a director if elected; describe all arrangements or understandings between the nominating shareholder and each nominee, including any understanding with any person as to how such nominee, if elected, will act or vote on any issue or question and all direct and indirect compensation and any other material monetary arrangements during the past three years between the nominating shareholder and its affiliates and each nominee and his or her affiliates; describe information about the nominating shareholder and each nominee; and contain such other information regarding each nominee proposed by such shareholder and any such beneficial owner as would be required to be disclosed in solicitations of proxies for a contested election of directors, or would be otherwise required to be disclosed, in each case pursuant to Section 14 of the Exchange Act. To be timely, the notice must be received by the applicable deadline set forth in our by-laws. The detailed requirements for nominations are set forth in our by-laws, which were attached as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 24, 2012. A copy of our by-laws will be provided upon written request to our corporate Secretary. Additional requirements regarding shareholder proposals, including director nominations, are described below under the heading “Shareholder Proposals for the 2015 Annual Meeting.”

Audit Committee

Membership and Responsibilities

The audit committee’s primary role is to provide independent review and oversight of our financial reporting processes and financial statements, system of internal controls, audit process and results of operations and financial condition. In doing so, it is the responsibility of the audit committee to provide an open avenue of communication between the board of directors, management, our internal audit function and our independent auditor. The audit committee is directly and solely responsible for the appointment, compensation, retention, termination and oversight of our independent auditor. The members of the audit committee are Mr. Wertheimer (Chairman), Mr. Kearney and Mr. O’Leary, each of whom is independent as defined by applicable NASDAQ and Securities and Exchange Commission rules. The board of directors has determined that all three of the members of the audit committee are “audit committee financial experts,” as that term is used in Item 407(d)(5) of Regulation S-K. Mr. Kearney will no longer serve on the audit committee when he becomes Chairman at the 2014 annual meeting of shareholders. The board of directors has appointed Mr. Flink to serve on the audit committee effective at the 2014 annual meeting of shareholders. The audit committee held seven meetings during 2013.

Audit Committee Report

In accordance with its written charter, the audit committee provides independent review and oversight of the accounting and financial reporting processes and financial statements of Fiserv, Inc., the system of internal controls that management and the board of directors have established, the audit process and the results of operations of Fiserv, Inc. and its financial condition. Management has the responsibility for preparing the company’s financial statements, and Deloitte & Touche LLP (“Deloitte”), the company’s independent registered public accounting firm, has the responsibility for examining those statements.

The audit committee has reviewed and discussed with management and Deloitte the audited financial statements of Fiserv, Inc. for the fiscal year ended December 31, 2013. The audit committee has also discussed with Deloitte the matters required to be discussed under Public Company Accounting Oversight Board standards. The audit committee has received the written disclosures and letter from Deloitte required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with Deloitte its independence.

The audit committee also discussed with management, the internal auditors and Deloitte the quality and adequacy of the internal controls and internal audit organization, responsibilities, budget and staffing of Fiserv, Inc. The audit committee reviewed with both Deloitte and the internal auditors their respective audit plans, audit scope and identification of audit risks. Based on the above-mentioned reviews and discussions, the audit committee recommended to the board of directors that the audited financial statements of Fiserv, Inc. be included in its Annual Report on Form 10-K for 2013, for filing with the Securities and Exchange Commission.

Thomas C. Wertheimer, Chairman

Daniel P. Kearney

Denis J. O’Leary

Compensation Committee

The compensation committee of the board of directors is responsible for overseeing executive officer compensation. The members of the compensation committee are currently Mr. Renwick (Chairman), Mr. Lynch and Mr. Simons, each of whom is a non-employee director and “independent” as defined by applicable NASDAQ Marketplace Rules. The compensation committee operates under a written charter that identifies its responsibilities which include: approval of executive officer compensation; approval of compensation programs and benefit plans in which our executive officers participate; review of compensation-related risk; administration of our equity incentive plans including compliance with executive share ownership requirements; approval of severance or similar termination payments to executive officers; and oversight of regulatory compliance with respect to compensation matters. The compensation committee held five meetings during 2013. Additional information regarding the compensation committee and our policies and procedures regarding executive compensation, including, among other matters, our use of compensation consultants and management’s role in determining compensation, is provided below under the heading “Compensation Discussion and Analysis – Determining Compensation.”

Risk Oversight

Our management is responsible for managing risks, and our board of directors is responsible for overseeing management. To discharge this responsibility, the board seeks to be informed about the risks facing the company so that it may evaluate actual and potential risks and understand how management is managing such risks. To this end, the board, as a whole and at the committee level, regularly receives reports from management about risks faced by the company. For example, the board of directors regularly receives reports directly from our chief executive officer about, among other matters, developments in our industry so that the board may evaluate the competitive risks faced by the company. In addition, our chief financial officer, at each meeting of the board, presents information regarding our financial performance and condition in an effort to understand financial risks faced by the company. As discussed above, the positions of chief executive officer and Chairman are held by different individuals. We believe a separate Chairman position enhances the effectiveness of our board’s risk oversight function by providing leadership to the board that is independent from those tasked with managing the risk profile of our company.

The committees of the board also play a critical role in the board’s ability to collect and assess information. The audit committee’s charter charges it with a variety of risk-related oversight duties, including: (i) coordinating the board’s oversight of our significant internal controls and disclosure controls and procedures; (ii) administering our code of business conduct and ethics; (iii) reviewing legal and regulatory matters that could have a material impact on the financial statements; (iv) considering and approving related party transactions; and (v) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. At each of its quarterly meetings, the audit committee receives reports from our chief audit executive regarding significant audit findings during the quarter and management’s responses thereto. In addition, the committee regularly receives reports from our enterprise risk and resilience group, which is responsible for Fiserv’s enterprise risk management program that encompasses our business continuity planning, incident management, risk assessment, operational regulatory compliance, insurance and information security across all Fiserv businesses and support functions.

In addition, our compensation committee regularly receives reports from our human resources department and our senior management about our compensation programs and policies to enable it to oversee management’s administration of compensation-related risks. The nominating and corporate governance committee also works closely with our general counsel and the members of the board to seek to manage risks associated with the independence of the directors, conflicts of interest and other corporate governance related matters.

Communications with the Board of Directors

Shareholders may communicate with our board of directors or individual directors by submitting communications in writing to us at 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Lynn S. McCreary, Executive Vice President, General Counsel and Secretary. Communications will be delivered directly to our board of directors or individual directors, as applicable.

Review, Approval or Ratification of Transactions with Related Persons

A related person transaction is a transaction in which we are proposed to be a participant and in which a related person, such as an executive officer or director, may have a direct or indirect material interest. Our board of directors has adopted a written policy that requires all related person transactions be reviewed and approved by: the audit committee of the board of directors; or, if the audit committee is not able to review the transaction for any reason (e.g., if a majority of its members are interested in a transaction), a majority of the disinterested members of the board; or, if the transaction involves the compensation of an executive officer or director, the compensation committee of the board of directors. The policy also provides that, at least annually, each ongoing, previously approved related person transaction is to be reviewed by the body that originally approved the transaction: to ensure that it is being pursued in accordance with all of the understandings and commitments made at the time that it was previously approved; to ensure that the commitments being made with respect to such transaction are appropriately reviewed and documented; and to affirm the continuing desirability of and need for the related person arrangement. The audit committee (or, as applicable, the board of directors or the compensation committee) will consider all relevant factors with respect to a proposed related person transaction, and will only approve such a transaction if the audit committee determines that the transaction is in our and our shareholders’ best interests or, if an alternate standard of review is imposed by applicable laws, statutes, governing documents or listing standards, if such alternate standard of review is satisfied.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that, during our fiscal year ended December 31, 2013, all Section 16 reporting persons complied with all applicable filing requirements.

AUDIT FEES

Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by Deloitte & Touche LLP and related entities (“Deloitte”) for services provided during 2012 and 2013. The 2013 fees were impacted by our acquisition of Open Solutions in early 2013. The audit committee has concluded that Deloitte’s provision of the audit and permitted non-audit services described below is compatible with Deloitte maintaining its independence.

	2012	2013
Audit Fees	$2,035,000	$2,830,000
Audit-Related Fees	2,906,000	3,439,000
Tax Fees	566,000	669,000
All Other Fees	—	312,000

Total	$5,507,000	$7,250,000

Audit Fees. Audit fees are for professional services rendered by Deloitte in connection with the integrated audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and other statutory audits.

Audit-Related Fees. Audit-related fees are for professional services rendered by Deloitte for service auditor reports.

Tax Fees. Tax fees are for tax consultations and tax return preparation.

All Other Fees. All other fees are for consulting services.

Pre-Approval Policy

The audit committee has established pre-approval policies and procedures that require audit committee approval of all audit and permitted non-audit services to be provided by its independent registered public accounting firm. In some cases, the audit committee pre-approves particular services, subject to certain monetary limits, after the audit committee is presented with a schedule describing the services to be approved. The audit committee’s pre-approval policies do not permit the delegation of the audit committee’s responsibilities to management. In 2013, the audit committee pre-approved all services provided by our independent registered public accounting firm.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Discussion and Analysis portion of this proxy statement is designed to provide you with information regarding our executive compensation philosophy, how we determine and structure executive compensation, including the factors we consider in making compensation decisions, and our executive compensation policies. The Compensation Discussion and Analysis focuses on the compensation of our named executive officers for 2013, who were:

Named Executive Officer	Title
Jeffery W. Yabuki	President and Chief Executive Officer
Thomas J. Hirsch	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Mark A. Ernst	Executive Vice President and Chief Operating Officer
Rahul Gupta	Executive Vice President and Group President, Digital Solutions
Byron C. Vielehr	Executive Vice President and Group President, Depository Institution Services

Executive Summary

Our Business

Our mission is to provide integrated technology and services solutions to enable best-in-class results for our clients. We pursue this goal with a strategy focused on innovative product and service development, improved cost effectiveness of services, aggressive solicitation of new clients and disciplined capital deployment, including strategic acquisitions and divestitures. We face intense competition from domestic and international companies that are aggressive and well financed. Our industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. In order to implement our strategic plan, we need to assemble and maintain a leadership team with the integrity, skills and dedication to execute our initiatives. We believe that executive officer compensation can be used to help us meet these challenges by “paying for performance,” thereby aligning the interests of our executive officers with those of our shareholders.

Executive Compensation Practices

Our compensation program is designed to create value for our shareholders by rewarding performance and sustainable growth. The tables on the following page summarize our current compensation practices as well as those practices we have not implemented because we do not believe they advance the goals of our compensation program.

What We Do

•    Consistent with Fiserv’s “pay for performance” philosophy, the compensation committee strives to provide total compensation at a level comparable to the 50th percentile of our peers for median performance with an opportunity for 75th percentile compensation for superior performance. In 2013, the total compensation of our chief executive officer was between the 50th and 75th percentile of our peers, and the total compensation of our other named executive officers who served for the full year was generally at or below the 50th percentile.

•    We provide cash incentive awards based on achievement of annual performance goals and equity compensation that promotes long-term financial and operating performance by delivering value to executive officers to the extent our stock price increases over time. In 2013, more than 80% of the compensation that we paid to our named executive officers was in the form of incentive awards.

•    We have a stock ownership policy that requires our executive officers to acquire and maintain a significant amount of Fiserv equity.

•    We have a policy that restricts the number of shares that a named executive officer may sell.

•    We have a compensation recoupment, or “claw back,” policy.

What We Don’t Do

•    We don’t provide separate pension programs, a supplemental executive retirement plan or other post-retirement payments to our named executive officers.

•    We generally don’t provide personal-benefit perquisites to our named executive officers as these do not directly contribute to enhancing shareholder value.

How Pay is Tied to Performance

2013 Business Highlights

In 2013, we grew adjusted earnings per share by 18% and made strategic progress in areas that we believe will enhance our future financial results, including with respect to the integration of our Open Solutions acquisition and key products and services such as electronic bill payment, mobile banking and person-to-person payments. We also continued to enhance our level of competitive differentiation through innovation and integration. As discussed further in this Compensation Discussion and Analysis, executive officer compensation for 2013 was paid or awarded in the context of those results.

2013 Compensation Matters

We did not increase the base salary of our chief executive officer. He received a cash incentive award equal to 108% of his target award because his target adjusted earnings per share performance goal was exceeded. In 2013, the value of equity compensation granted to our chief executive officer as a percentage of his total compensation remained comparable with 2012 and was nearly two and a half times the cash compensation paid to him.

We paid cash incentive awards to other named executive officers at or near target levels because we exceeded the target adjusted earnings per share performance goal, although adjusted internal revenue growth in 2013 was below target. The other named executive officers received annual equity incentive awards in 2013 generally above target levels reflecting the committee’s belief that their performance will continue to positively impact our future operating results at or above expected levels. Mr. Vielehr joined Fiserv in December 2013 and did not receive a cash incentive award for 2013 or an annual equity incentive award in 2013. Overall, equity incentive awards comprised more than 70% of the compensation paid to the named executive officers in 2013.

As a group, more than 80% of the compensation that we paid to our named executive officers was in the form of incentive awards. In addition, more than half of the equity awards that we granted to our named executive officers were in the form of stock options, which are inherently performance-based and have value to the extent that the price of our stock increases.

Compensation Philosophy and Objectives

The goal of our executive compensation program is the same as our goal for operating our company: to create value for our clients and shareholders. To this end, we design our compensation program to reward our executive officers for sustained financial and operating performance and leadership excellence and to align their interests with those of our shareholders. This design is balanced by below median market compensation when company performance does not meet our goals.

Our executive officers are critical to our long-term success; therefore, we need to be competitive not only in the products and services that we offer but also in the quality of our executive officers. Accordingly, we seek to pay our executive officers at levels that are competitive with other employers who compete with us for talent, both within and outside of our industry, to encourage our executive officers to remain with the company for long and productive careers. We compensate our executive officers in a manner that seeks to achieve one or more of our performance, alignment or retention objectives. We also seek to structure our compensation plans in a manner that is understandable to our shareholders and that is consistent with good corporate governance practices.

Determining Compensation

The Compensation Committee’s Role

The compensation committee of the board of directors is responsible for overseeing executive officer compensation. Among other things, it approves executive officer compensation; approves compensation programs and plans in which our executive officers participate; reviews compensation-related risk; administers our equity incentive plans including compliance with executive share ownership requirements; approves severance or similar termination payments to executive officers; and oversees regulatory compliance with respect to compensation matters. With respect to executive officers, at the beginning of each year, the compensation committee sets base salaries, approves the cash and equity incentive awards, and establishes the objective performance targets to be achieved for the year.

Consultants’ Role

The committee did not engage or meet with a compensation consultant in 2013. Management obtained data regarding comparable executive officer compensation pursuant to a standard data subscription with Towers Watson in 2013. As further described herein, management used this data, among other things, to make recommendations to the committee regarding compensation matters.

Management’s Role

Our chief executive officer makes recommendations to our compensation committee concerning the compensation of our other named executive officers. Our chief executive officer’s recommendations relate only to the compensation of our other named executive officers, although performance measures included in his recommendations may apply generally to all of our named executive officers. Our chief executive officer does not attend the portion of any compensation committee meeting during which the committee deliberates or votes on matters related specifically to his compensation. When formulating recommendations to the compensation committee regarding the compensation of a group president, for example, our chief executive officer considers, among other matters, the group’s revenue growth and net operating profit as well as market and other available data. Our chief executive officer annually completes a self-appraisal of his performance. For 2013, his self-

appraisal focused on strategy, growth, leadership development, organizational objectives and risk. The appraisal, and the recommendations of the nominating and corporate governance committee, which administers the annual evaluation of the chief executive officer by the board, is considered by the committee in its annual review of our chief executive officer’s performance and compensation.

Tally Sheets

The compensation committee reviews executive officer compensation tally sheets each year. These summaries set forth the dollar amount of all components of each named executive officer’s compensation, including base salary, annual target cash incentive compensation, annual target equity incentive compensation, value of unvested equity, potential severance, and employer contributions to 401(k) savings plans, allowing the committee to see what an executive officer’s total compensation is and how a potential change to an element of our compensation program would affect an executive officer’s overall compensation.

Shareholder Advisory Vote on Named Executive Officer Compensation

At our 2013 annual meeting, our shareholders approved, by approximately 95% of the votes cast, the compensation of our named executive officers as disclosed in our 2013 proxy statement. The compensation committee considered the results of the 2013 advisory vote at its meeting in February 2014 as one factor in evaluating our executive compensation program. Because a substantial majority of our shareholders approved the compensation program described in the proxy statement for the 2013 annual meeting, the compensation committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote. The compensation committee will continue to consider the results of shareholder advisory votes about our named executive officer compensation.

Structuring Compensation

Components of Compensation

The elements of compensation that we provided to our named executive officers for 2013 were base salary, annual cash incentive awards and equity incentive awards:

Type	Elements	Description
Short-Term Compensation	Base Salary	• Fixed annual amount • Provides a level of income security • Used to determine pay-based benefits and target annual incentive awards

	Annual Cash Incentive	• Annual cash award based on achievement of performance objectives

Long-Term Compensation	Stock Options and Restricted Stock Units	• Equity grants that vest over a period of several years

Base Salary

We provide base salary to compensate an executive officer for his or her regular work. When determining base salaries, the compensation committee considers: market data; company, business unit and individual performance; experience; internal pay equity; promotions; and, except in the case of the base salary of our chief executive officer, the recommendations of our chief executive officer. The committee may vary the amount of base salary for a number of reasons, including an executive officer’s position and responsibilities, our business needs, the tenure of an executive officer, individual performance, and an executive officer’s future potential.

Cash Incentive Award

We believe it is important to provide annual cash incentives to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our achievement of long-term objectives. We seek to offer cash awards in large enough proportion to base salary to ensure that a significant portion of each executive officer’s cash compensation is “at risk” and payable only upon the achievement of defined objectives. Our compensation committee annually determines the performance goals for and potential amounts of our cash incentive awards.

Equity Incentive Award

We provide compensation to our named executive officers in the form of time-vesting stock options and restricted stock units. Stock options are inherently performance-based because they deliver compensation to an executive officer to the extent our stock price increases over the term of the award. Restricted stock units are units that are settled in shares of common stock upon vesting. We believe restricted stock units serve as a strong reward and retention device, encouraging our executive officers to stay with the company until the restricted stock units vest.

We believe that providing combined grants of stock options and restricted stock units effectively balances our objective of focusing our executive officers on delivering long-term value to our shareholders with our objective of providing value to executive officers. In addition, equity awards support our objective of aligning our executive officers’ interest with those of our shareholders by tying the value of this component of compensation to changes in shareholder value. When making equity award decisions, we do not consider existing stock ownership levels because we do not want to discourage executive officers from holding significant amounts of our common stock. We also do not review “wealth accumulation” analyses from prior equity awards when making current compensation decisions. If the value of equity awards granted in prior years increases significantly in future years, we do not believe that this positive development should impact current compensation decisions.

Mix of Compensation Components

We believe that the mix of compensation that we pay helps us to achieve our compensation objectives.

Fixed and variable compensation	We seek to increase the percentage of total pay that is “at risk” as executive officers move to greater levels of responsibility, with direct impact on company results.

Short-term and long-term focus	We seek to create incentives to achieve near-term goals by providing annual cash incentives, which are based on annual performance measures. We seek to create incentives to achieve long-term goals by granting equity awards with multi-year vesting periods, the ultimate value of which depends on our share price. These awards promote retention and further align the interests of our executive officers and shareholders.

Cash and equity compensation	We believe that executive officers in positions that more directly affect corporate performance should have as their main priority profitably growing the company. Accordingly, we generally structure the target compensation of these executive officers so that they receive a significant portion of their compensation in the form of equity. Using equity in this manner further aligns executive officers’ interests with those of our shareholders, encourages retention, and rewards our executive officers if we succeed.

Peer Group

Consistent with Fiserv’s “pay for performance” philosophy, the compensation committee strives to set executive officer base salaries at a level that is comparable to the 50th percentile of our peers and provides for total compensation at a level comparable to the 50th percentile of our peers for median performance with an opportunity for 75th percentile compensation for superior performance. To determine peer group compensation for an executive officer, the committee reviewed publicly available proxy and survey data regarding comparable executive officer positions and the compensation paid to our other executive officers in light of their relative functional responsibilities and experience. Notwithstanding the use of benchmarking as a tool to set compensation, comparison data only provides a context for the decisions that the compensation committee makes. The committee also considers, among other matters, market trends in executive compensation and the percentage that each component of compensation comprises of an executive officer’s total compensation. The peer group that we used for 2013 is set forth below:

Alliance Data Systems Corporation	Equifax Inc.	Paychex, Inc.
Automatic Data Processing, Inc.	Fidelity National Information Services, Inc.	Total System Services, Inc.
Convergys Corporation	Intuit Inc.	Unisys Corporation
Discover Financial Services	Jack Henry & Associates, Inc.	Visa Inc.
DST Systems, Inc.	MasterCard Incorporated	The Western Union Company
The Dun & Bradstreet Corporation	NCR Corporation

We believe our peer group is comprised of companies comparable to ours based on our industry, company size and competition for managerial talent. In this regard, we include: companies that directly compete with us in our primary businesses; companies with similar business models in similar industries because they reflect the complexities inherent in managing an organization with multiple business lines and revenue sources; other publicly traded business-to-business, service-based companies that are of similar size based primarily on annual revenue and market capitalization; and companies that compete with us for managerial talent. Based on our analysis, for 2013, the base salaries of all of our named executive officers were below the 50th percentile of our peers, the total compensation of our chief executive officer was between the 50th and 75th percentile of our peers, and total compensation of our other named executive officers who served for the full year was generally at or below the 50th percentile of our peers.

2013 Named Executive Officer Compensation

Base Salaries

We have not increased the base salary of our chief executive officer in the last eight years, and we did not increase the base salaries of our other named executive officers in 2013.

Cash Incentive Awards

Certain Terminology

In this section of the proxy statement, we use a number of financial terms. Set forth below is a description of these terms:

•

Adjusted earnings per share is calculated as earnings per share from continuing operations in accordance with generally accepted accounting principles, excluding merger and integration-related costs, severance costs, amortization of acquisition-related intangible assets, and certain other non-operating gains and losses or unusual items.

•

Adjusted internal revenue growth is measured as the increase in adjusted revenue, excluding the impact of acquisitions and dispositions, for the current year divided by adjusted revenue from the prior year. Adjusted revenue is calculated as total revenue in accordance with generally accepted accounting principles, excluding output solutions postage reimbursements and including deferred revenue purchase accounting adjustments. Adjusted business unit or group internal revenue growth is calculated in the same manner using business unit or group adjusted revenue as applicable.

•

Adjusted consolidated net operating profit is calculated as total revenue minus total operating expenses, excluding share-based compensation and the capitalization and amortization of internally developed software, and is adjusted for the items described in the calculation of adjusted earnings per share. Adjusted business unit or group net operating profit is calculated in the same manner using business unit or group revenue, expenses and adjustments as applicable.

Stock Split

In December 2013, we completed a two-for-one split of our common stock. Accordingly, all per share amounts are presented on a split-adjusted basis.

Messrs. Yabuki and Hirsch

The cash incentive payments to Messrs. Yabuki and Hirsch for 2013 were based on adjusted earnings per share and adjusted internal revenue growth. We use adjusted earnings per share as a performance measure because we believe that there is a direct correlation between the increase in adjusted earnings per share and shareholder value. For 2013, we set the target adjusted earnings per share performance goal at $2.93, which represented a 15% increase over our 2012 adjusted earnings per share. We use adjusted internal revenue growth because we believe that the long-term value of our enterprise depends on our ability to grow revenue without regard for acquisitions. For 2013, we set the target adjusted internal revenue growth performance goal at 3.4% compared to adjusted internal revenue growth of 2% in 2012. For 2013, the threshold, target, maximum and actual amounts for Messrs. Yabuki and Hirsch were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual
Adjusted Earnings Per Share (60%)	$2.81	$2.93	$3.23 or more	$2.99
Adjusted Internal Revenue Growth (40%)	1.0%	3.4%	6.5% or more	2.7%
Award as a Percentage of Base Salary
J. Yabuki	75%	150%	300%	162%
T. Hirsch	45%	90%	180%	97%

Mr. Ernst

The cash incentive payment to Mr. Ernst for 2013 was based on achievement of adjusted earnings per share, adjusted internal revenue growth and adjusted consolidated net operating profit. Similar to other named executive officers, these company-wide performance measures are designed to drive internal revenue growth and profitability. In addition, we considered adjusted consolidated net operating profit because we believe it is a key metric that Mr. Ernst can influence in his capacity as our Chief Operating Officer. For 2013, the threshold, target, maximum and actual amounts for Mr. Ernst were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual
Adjusted Earnings Per Share (30%)	$2.81	$2.93	$3.23 or more	$2.99
Adjusted Internal Revenue Growth (40%)	1.0%	3.4%	6.5% or more	2.7%
Adjusted Consolidated Net Operating Profit (in millions) (30%)	$1,335	$1,385	$1,490	$1,380
Award as a Percentage of Base Salary	63%	125%	250%	124%

Mr. Gupta

The cash incentive payment to Mr. Gupta for 2013 was based on the achievement of adjusted earnings per share, adjusted internal revenue growth, adjusted consolidated net operating profit and group-level results (group net operating profit (20%) and group revenue (20%)). The committee considered adjusted earnings per share, adjusted internal revenue growth and adjusted consolidated net operating profit because we are focused on profitably growing company revenue, and Mr. Gupta had the ability to significantly impact those results as the president of our Digital Solutions group. The committee considered the group-level results because it believed they were most relevant to, and could be most directly influenced by Mr. Gupta. The adjusted earnings per share, adjusted internal revenue growth and adjusted consolidated net operating profit threshold, target and maximum goals for Mr. Gupta were set at the same levels set forth above for our other named executive officers. With respect to group net operating profit and group revenue, we set the performance goal levels for Mr. Gupta such that we believed that it would be unlikely that the top end of the range would be achieved, but it would be reasonably likely that the target could be achieved. For 2013, the threshold, target, maximum and actual results were as follows:

Performance Measure (weighting)	Threshold	Target	Maximum	Actual
Adjusted Earnings Per Share (10%)	$2.81	$2.93	$3.23 or more	$2.99
Adjusted Internal Revenue Growth (35%)	1.0%	3.4%	6.5% or more	2.7%
Adjusted Consolidated Net Operating Profit (in millions) (15%)	$1,335	$1,385	$1,490	$1,380
Group–Level Results (40%)
Award as a Percentage of Base Salary	55%	110%	220%	105%

Mr. Vielehr

Mr. Vielehr joined our company in December 2013 and was not eligible for a cash incentive award for 2013.

Equity Incentive Awards

The committee established threshold, target and maximum values of total equity awards, comprised of stock options and restricted stock units, expressed as a percentage of base salary, which Messrs. Yabuki, Hirsch, Ernst and Gupta could receive. The target equity awards generally reflect the committee’s assessment of the level of an executive officer’s responsibilities within the company. On February 20, 2013, we granted equity awards to Messrs. Yabuki, Hirsch, Ernst and Gupta based on the committee’s judgment of each executive’s prospective performance, including with respect to leadership, overall performance and strategic alignment and equity grants to executives serving in comparable positions at peer companies. The grant date fair value of the annual equity incentive awards, restricted stock units and options combined, as a percentage of base salary were as follows:

	Percent of Base Salary (%)
Annual Equity Incentive Awards	Threshold	Target	Maximum	Actual Award
J. Yabuki	238%	476%	952%	633%
T. Hirsch	100%	200%	300%	274%
M. Ernst	100%	200%	300%	243%
R. Gupta	75%	125%	200%	167%

In addition, in February 2013, Mr. Gupta received a special award of 19,830 restricted stock units in recognition of his accomplishments to date in our payment businesses and his continuing leadership in driving growth in our strategically important digital solutions. In December 2013, Mr. Vielehr received stock options and restricted stock units having an aggregate grant date fair value of approximately $4 million to induce him to join the company. The grant was intended to immediately and strongly align Mr. Vielehr’s interests with those of our shareholders and, in part, recognize that he was forfeiting significant benefits upon leaving his prior employer. Mr. Vielehr will not be eligible for an annual equity incentive award until 2015.

Other Elements of Compensation

Perquisites

In 2013, we did not provide any personal-benefit perquisites to our named executive officers other than relocation-related expenses disclosed in footnote 3 to the Summary Compensation Table below and participation in wellness programs.

Retirement Savings Plan and Health and Welfare Benefits

We provide subsidized health and welfare benefits which include medical, dental, life insurance, disability insurance and paid time off. Executive officers are entitled to participate in our health, welfare and 401(k) savings plans on generally the same terms and conditions as other employees, subject to limitations under applicable law. We subsidize supplemental long-term disability coverage for executive officers and other employees with cash compensation of $240,000 or more. We do not provide a separate pension program, supplemental executive retirement plan or other post-retirement payments to executive officers. Fiserv associates, including executive officers, are immediately eligible for matching contributions under our 401(k) savings plan. Our matching contributions are capped at 3% of annual cash compensation and vest after the first two calendar years in which the employee is credited with 1,000 hours of service.

Employee Stock Purchase Plan

We maintain a tax-qualified employee stock purchase plan that is generally available to all employees, including executive officers, which allows employees to acquire our common stock at a discounted price on an after-tax basis. This plan allows employees to buy our common stock at a 15% discount to the market price with up to 10% of their salary and incentives (up to a maximum of $25,000 in any calendar year), with the objective of allowing employees to benefit when the value of our stock increases over time.

Post-Employment Benefits

We provide severance and change-in-control protections to our named executive officers through key executive employment and severance agreements, or “KEESAs,” and, in the case of Messrs. Yabuki, Ernst, Gupta and Vielehr, employment agreements. We discuss the purposes and terms of the KEESAs and other arrangements with our named executive officers below under the heading “Employment and Other Agreements with Executive Officers.”

Additional Compensation Policies

Securities Trading Policy

We prohibit our executive officers from trading in our common stock during certain periods at the end of each quarter until after we disclose our financial and operating results. We may impose additional restricted trading periods at any time if we believe trading by executive officers would not be appropriate because of developments that are, or could be, material. In addition, we require pre-clearance by our general counsel and our chief executive officer of all stock transactions by designated senior members of management and our board of directors, including the establishment of a Rule 10b5-1 trading plan.

Stock Ownership

We believe that stock ownership by our executive officers is essential for aligning management’s long-term interests with those of our shareholders. To emphasize this principle, we maintain a stock ownership policy that requires our executive officers to own, directly or indirectly, equity having a value of at least six times base salary in the case of our chief executive officer and four times base salary in the case of our other named executive officers. We believe that these levels are sufficiently high to demonstrate a commitment to value creation, while satisfying our executive officers’ needs for portfolio diversification. All executive officers are expected to satisfy the stock ownership requirements within five years after they become subject to them with minimum attainment levels beginning at the end of the second year. All named executive officers are currently in compliance with the requirements.

Disposition Requirements

We have also adopted restrictions regarding the number of shares that any director or executive officer may sell in a given year. The restrictions generally provide that an executive officer or director may not, in any particular year, dispose of more than 10% of the shares he or she beneficially owns at the beginning of such year. Shares of our stock that are sold or withheld to pay the applicable option exercise prices or taxes associated with such exercises are not included when determining whether the relevant limitations are satisfied.

Compensation Recoupment Policy

In the event that we restate our financial results, we may recover all or a portion of the incentive awards that we paid or granted, or that vested, on the basis of such results. Recovery may be sought, in the discretion of the board, from any person who was serving as an executive officer of the company at the time the original results were published. Both cash and equity incentive awards are subject to recoupment; there is no time limit on our ability to recover such amounts, other than limits imposed by law; and recoupment is available to us regardless of whether the individuals subject to recoupment are still employed by us when repayment is required. To the extent recoupment is sought, the board of directors may, in its discretion, seek to recover interest on amounts recovered and/or costs of collection and we have the right to offset the repayment amount from any compensation owed by us to any executive officer. The independent members of our board of directors, or a committee thereof comprised solely of independent directors, are responsible for determining whether recoupment is appropriate and the specific amount, if any, to be recouped by us.

Equity Award Grant Practices

The compensation committee generally approves annual equity awards during its regularly-scheduled February meeting, after we issue our financial results for the prior year. In addition, in order to accommodate the need for periodic awards, such as in connection with newly hired employees, promotions or retention awards, the compensation committee delegates its authority to our chief executive officer and chief operating officer to enable such individuals to grant equity awards within certain parameters; provided that all grants to directors and executive officers are specifically made by the compensation committee. Our equity grant policy prescribes the timing of awards or specific grant dates.

Unless the compensation committee determines otherwise, the exercise price of all options to purchase shares of our common stock is equal to the closing price of our common stock on the NASDAQ stock market on the grant date.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct from our taxable income for federal income tax purposes in any one year with respect to our chief executive officer and each of the next four highest compensated executive officers. Certain performance-based compensation is not subject to the deduction limit. We seek to make cash and equity-based awards under our plans in a manner that is not subject to the limit imposed by Section 162(m). For example, our incentive compensation is paid pursuant to the Amended and Restated Fiserv, Inc. 2007 Omnibus Incentive Plan (the “Incentive Plan”), which has been approved by our shareholders, one of the requirements under Section 162(m). In addition, our employment agreements with named executive officers are designed to comply with Section 162(m). Our compensation committee believes that we should use our best efforts to cause any compensation paid to executive officers to be deductible. However, in order to maintain flexibility in compensating our executive officers, it is not a policy of the committee that all executive compensation must be tax deductible.

Employment and Other Agreements with Executive Officers

Yabuki Employment Agreement

In 2005, we entered into an employment agreement with Mr. Yabuki that provides that, during the term of his employment, Mr. Yabuki will serve as our president and chief executive officer and, subject to election by our shareholders, as a director. Under his employment agreement, as amended, Mr. Yabuki is entitled: (i) to receive an annual salary of at least $840,000; (ii) to participate in our executive incentive compensation plan with a target cash incentive award of not less than 125% of his base salary; (iii) to receive grants of options, restricted stock and/or other awards under our long-term incentive compensation program commensurate with his position; (iv) to receive up to four weeks of vacation; and (v) to participate in our employee benefit plans, welfare benefit plans, retirement plans and other standard benefits as are generally made available to our executive officers. The agreement automatically renews for one year terms unless either party gives the other 90 days prior written notice of his or its desire to terminate the agreement. In the event of a conflict between his employment agreement and the terms of an equity award agreement, his employment agreement will control unless the equity award agreement provides a more favorable benefit. The terms of Mr. Yabuki’s employment agreement and KEESA resulted from an arm’s-length negotiation, and, as a result, we believe the terms reflect the market terms for the leader of a company of our size in our industry.

Ernst, Gupta and Vielehr Employment Agreements

We entered into an employment agreement with Messrs. Ernst, Gupta and Vielehr, pursuant to which we agreed to employ each of them until one party provides the other with a notice of termination. Under their employment agreements, Messrs. Ernst and Vielehr are entitled: (i) to receive an annual salary of at least $525,000 and $470,000, respectively; (ii) to participate in our executive incentive compensation plan; (iii) to participate in our executive long-term incentive compensation program with an annual target of 200% of base salary; and (iv) in the case of Mr. Vielehr, a one-time cash payment of $200,000 which was paid on March 15, 2014. Under his employment agreement, Mr. Gupta is entitled: (i) to receive an annual salary of at least $400,000; (ii) to participate in our executive incentive compensation plan; (iii) to participate in our executive long-term compensation program; and (iv) to receive a minimum of four weeks paid vacation. In addition, Messrs. Ernst, Gupta and Vielehr are entitled to participate in our employee benefit plans, welfare benefit plans, retirement plans and other standard benefits as are generally made available to our executive officers. Each of Messrs. Ernst, Gupta and Vielehr also received equity awards upon joining Fiserv pursuant to his employment agreement, and these awards are reflected in the Outstanding Equity Awards table below. The terms of Mr. Ernst’s, Mr. Gupta’s and Mr. Vielehr’s employment agreements and KEESAs resulted from arm’s-length negotiations, and, as a result, we believe the terms reflect the market terms for a leader of a company of our size in our industry.

Key Executive Employment and Severance Agreements

We have entered into Key Executive Employment and Severance Agreements, or “KEESAs,” with our executive officers that provide for potential benefits in connection with a change in control. A complete discussion of the terms of the KEESAs, together with an estimate of the amounts potentially payable under each KEESA, appears below under the heading “Potential Payments Upon Termination or Change in Control.”

Compensation Committee Interlocks and Insider Participation

There are no compensation committee interlocks between us and other entities involving our executive officers and directors who serve as executive officers or directors of such other entities. During the last completed fiscal year, no member of the compensation committee was a current or former officer or employee.

Compensation Committee Report

The compensation committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on our review and the discussions with management, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2013.

Glenn M. Renwick, Chairman

Dennis F. Lynch

Doyle R. Simons

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth in summary form the compensation of our chief executive officer, our chief financial officer and our next three highest paid executive officers (collectively, our “named executive officers”) for the year ended December 31, 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Jeffery W. Yabuki	2013	$840,000	$916,074	$4,400,022	$1,359,036	$11,965	$7,527,097
Chief Executive Officer	2012	840,000	2,458,003	2,600,546	1,154,160	12,155	7,064,864
and President	2011	840,000	850,672	3,749,474	1,262,100	13,980	6,716,226

Thomas J. Hirsch	2013	475,000	650,039	650,008	461,102	12,109	2,248,258
Chief Financial Officer	2012	475,000	600,027	600,124	391,590	11,867	2,078,608
and Treasurer	2011	400,000	281,274	843,635	432,720	14,123	1,971,752

Mark A. Ernst	2013	575,000	350,033	1,050,003	715,515	11,985	2,702,536
Chief Operating Officer	2012	575,000	325,045	975,202	589,807	14,275	2,479,329
	2011	525,000	—	1,000,141	432,768	98,068	2,055,977

Rahul Gupta	2013	420,000	1,150,075	350,018	441,902	12,644	2,374,639
Group President, Digital	2012	420,000	275,048	275,064	368,076	12,834	1,351,022
Solutions	2011	403,333	475,088	174,996	325,160	14,658	1,393,235

Byron C. Vielehr(4)	2013	39,167	2,000,290	2,000,186	—	13,245	4,052,888
Group President, Depository
Institution Services

(1)	Reflects the grant date fair value of the awards granted in the respective years under the Incentive Plan. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 8 to our Consolidated Financial Statements for the year ended December 31, 2013.

(2)	These cash incentive payments were made pursuant to the Incentive Plan. These awards were earned in the year listed and paid in the following year.

(3)	The amounts shown in this column include company matching and, if applicable, discretionary contributions under our 401(k) savings plan; company-paid premiums for insurance; and if applicable, company contributions to a health savings account. The amount shown for Mr. Vielehr includes $13,170 of reimbursement for relocation-related expenses pursuant to the terms of his employment agreement.

(4)	Mr. Vielehr joined Fiserv on December 1, 2013. Mr. Vielehr’s base salary is $470,000, and the amount shown in the base salary column reflects the actual amount of base salary paid to him during 2013. We granted restricted stock units and options to Mr. Vielehr on December 1, 2013 pursuant to his employment agreement. The grant was intended to immediately and strongly align Mr. Vielehr’s interests with those of our shareholders and, in part, recognize that he was forfeiting significant benefits upon leaving his prior employer.

The material terms of the company’s agreements with Messrs. Yabuki, Ernst, Gupta and Vielehr are set forth above under the heading “Compensation Discussion and Analysis – Employment and Other Agreements with Executive Officers.” Mr. Hirsch does not have an employment agreement, other than the KEESA, which, together with the estimated possible benefits payable thereunder, is discussed below.

GRANTS OF PLAN-BASED AWARDS IN 2013

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
J. Yabuki		630,000	1,260,000	2,520,000
	02/20/2013				22,706				916,074
	02/20/2013						350,224	40.35	4,400,022
T. Hirsch		213,750	427,500	855,000
	02/20/2013				16,112				650,039
	02/20/2013						51,738	40.35	650,008
M. Ernst		362,250	718,750	1,437,500
	02/20/2013				8,676				350,033
	02/20/2013						83,576	40.35	1,050,003
R. Gupta		231,000	462,000	924,000
	02/20/2013				8,676				350,033
	02/20/2013				19,830	(3)			800,042
	02/20/2013						27,860	40.35	350,018
B. Vielehr(4)	12/01/2013				36,402				2,000,290
	12/01/2013						116,892	54.95	2,000,186

(1)	We granted all of the equity awards reported above pursuant to the Incentive Plan. In December 2013, we completed a two-for-one split of our common stock. Accordingly, amounts are presented on a split-adjusted basis. Unless otherwise noted, one-third of the restricted stock units vest on each of the second, third and fourth anniversaries of the grant date, and one-third of the stock options vest on each anniversary of the grant date. The options have an exercise price equal to the closing price of our common stock on the grant date and expire on the 10 year anniversary of the grant date.

(2)	The amounts in the table represent the grant date fair value of the awards. Information about the assumptions that we used to determine the grant fair value of the awards is set forth in our Annual Report on Form 10-K in Note 8 to our Consolidated Financial Statements for the year ended December 31, 2013.

(3)	One-half of these restricted stock units vest on each of the third and fourth anniversaries of the grant date.

(4)	Mr. Vielehr joined Fiserv on December 1, 2013, and these stock and option awards were granted to him pursuant to his employment agreement. One-half of his restricted stock units vest on the third and fourth anniversaries of the grant date, and one-third of his stock options vest on each of the second, third and fourth anniversaries of the grant date.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2013

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)
J. Yabuki						126,104	(3)	7,446,441
	—	350,224	(4)	40.35	02/20/2023
	80,450	160,900	(5)	32.64	02/22/2022
	219,460	109,730	(6)	30.86	02/23/2021
	388,826	—		23.85	02/24/2020
	543,984	—		16.37	02/26/2019
	51,652	—		27.11	02/27/2018
	190,548	—		27.11	02/27/2018
	248,784	—		27.35	02/23/2017
	450,000	—		23.05	12/01/2015
	290,000	—		23.05	12/01/2015
T. Hirsch						44,072	(7)	2,602,452
	—	51,738	(4)	40.35	02/20/2023
	18,564	37,132	(5)	32.64	02/22/2022
	49,378	24,690	(6)	30.86	02/23/2021
	83,320	—		23.85	02/24/2020
	88,248	—		16.37	02/26/2019
	38,740	—		27.11	02/27/2018
	48,424	—		27.11	02/27/2018
	50,000	—		27.35	02/23/2017
	15,000	—		22.16	05/01/2016
M. Ernst						18,636	(8)	1,100,456
	—	83,576	(4)	40.35	02/20/2023
	30,168	60,338	(5)	32.64	02/22/2022
	32,430	64,860	(9)	29.75	01/03/2021
R. Gupta						52,520	(10)	3,101,306
	—	27,860	(4)	40.35	02/20/2023
	8,508	17,020	(5)	32.64	02/22/2022
	10,242	5,122	(6)	30.86	02/23/2021
	14,444	—		23.85	02/24/2020
	33,848	—		16.37	02/26/2019
	32,282	—		27.11	02/27/2018
	27,672	—		27.11	02/27/2018
	34,850	—		26.53	03/30/2017
	30,000	—		26.25	12/18/2016
B. Vielehr						36,402	(11)	2,149,538
	—	116,892	(12)	54.95	12/01/2023

(1)	In December 2013, we completed a two-for-one split of our common stock. Accordingly, all amounts are presented on a split-adjusted basis.

(2)	The amounts in this column were calculated by multiplying the closing market price of our common stock on December 31, 2013 (the last day that NASDAQ was open for trading during our most recently completed fiscal year), $59.05, by the number of unvested shares or units.

(3)	Includes 25,106 restricted stock units that vested on February 22, 2014, 9,190 restricted stock units that vested on February 23, 2014 and 9,700 restricted stock units that vested on February 24, 2014. The remaining restricted stock units will vest as follows: 7,568 on each of February 20, 2015 and 2016; 25,106 on each of February 22, 2015 and 2016; 9,190 on February 23, 2015; and 7,570 on February 20, 2017.

(4)	One-third of the options vest on each anniversary of the grant date, February 20, 2013.

(5)	One-third of the options vest on each anniversary of the grant date, February 22, 2012.

(6)	One-third of the options vest on each anniversary of the grant date, February 23, 2011.

(7)	Includes 6,128 restricted stock units that vested on February 22, 2014, 3,038 restricted stock units that vested on February 23, 2014, and 3,496 restricted stock units that vested on February 24, 2014. The remaining restricted stock units will vest as follows: 5,370 on each of February 20, 2015 and 2016; 6,128 on February 22, 2015; 3,040 on February 23, 2015; 6,130 on February 22, 2016; and 5,372 on February 20, 2017.

(8)	Includes 3,320 restricted stock units that vested on February 22, 2014. The remaining restricted stock units will vest as follows: 2,892 on each of February 20, 2015, 2016 and 2017; and 3,320 on each of February 22, 2015 and 2016.

(9)	One-third of the options vest on the second, third and fourth anniversaries of the grant date, January 3, 2011.

(10)	Includes 2,808 restricted stock units that vested on February 22, 2014, 1,890 restricted stock units that vested on February 23, 2014, 1,818 restricted stock units that vested on February 24, 2014, and 1,594 restricted stock units that vested on March 31, 2014. The remaining restricted stock units will vest as follows: 2,892 on each of February 20, 2015, 2016 and 2017; 2,810 on each of February 22, 2015 and 2016; 1,892 on February 23, 2015; 1,596 on March 31, 2015; 3,398 on each of October 31, 2014 and 2015; 9,914 on February 20, 2016; and 9,916 on February 20, 2017.

(11)	One-half of these restricted stock units will vest on each of December 1, 2016 and 2017.

(12)	One-third of the options vest on the second, third and fourth anniversaries of the grant date, December 1, 2013.

All of the agreements that govern equity awards contain provisions that provide for automatic vesting in the event that certain age and/or term of service requirements are achieved at the time of an executive officer’s retirement. If these requirements are met, the options and restricted stock units may vest earlier than indicated in the table above.

OPTION EXERCISES AND STOCK VESTED DURING 2013

During our fiscal year ended December 31, 2013, the named executive officers exercised options to purchase shares of our common stock and/or had restricted stock units vest as set forth below. In December 2013, we completed a two-for-one split of our common stock. Accordingly, all amounts are presented on a split-adjusted basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
J. Yabuki	—	—	35,230		1,411,538
T. Hirsch	39,316	1,118,983	10,252	(3)	410,153
M. Ernst	—	—	—		—
R. Gupta	—	—	5,134		205,142
B. Vielehr	—	—	—		—

(1)	The “Value Realized on Exercise” was calculated by multiplying the number of shares acquired on exercise times the difference between the market value of the shares on the exercise date and the exercise price of the option.

(2)	The “Value Realized on Vesting” was calculated by multiplying the number of shares acquired on vesting times the market value of the shares on the vesting date.

(3)	The receipt of 3,496 of these shares due upon vesting of restricted stock units on February 24, 2013, with an aggregate value of $139,123 as of the vesting date, has been deferred by Mr. Hirsch for five years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

In the discussion below, we describe potential payments to the named executive officers upon termination of employment or a change in control. The following descriptions of arrangements under which our named executive officers may become entitled to potential payments upon termination or change in control are qualified in their entirety by reference to the relevant agreements. The complete definitions of cause, good reason, disability and change in control are set forth in: Mr. Yabuki’s employment agreement and KEESA which we filed with our Current Report on Form 8-K on December 23, 2008; the KEESAs for Messrs. Hirsch, Ernst, Gupta and Vielehr, a form of which we filed with our Current Report on Form 8-K on December 23, 2008; Mr. Ernst’s employment agreement, which we filed with our Current Report on Form 8-K on May 27, 2011; Mr. Gupta’s employment agreement, which we filed with our Annual Report on Form 10-K on February 24, 2012; Mr. Vielehr’s employment agreement, which we filed with our Annual Report on Form 10-K on February 20, 2014; and the relevant stock option, restricted stock and restricted stock unit award agreements, forms of which we have filed with the Securities and Exchange Commission.

Terminology

“Cause” under the agreements generally refers to specified types of serious misconduct that may harm our company. In some cases, executive officers have “good reason” to terminate their employment if we change in a negative manner their working conditions or position within our organization, if we modify their travel requirements, or if we breach the terms of the agreements. “Disability” under the agreements generally means physical or mental illness that causes the executive officer to become disabled to a degree as to be unable to perform substantially all of his duties for a continuous period of six months. The complete definitions may vary from agreement to agreement. Accordingly, the preceding summary description of the definitions is qualified by reference to the agreements themselves.

Employment Agreements

General. Our employment agreements with Messrs. Yabuki, Ernst, Gupta and Vielehr provide for potential payments on certain terminations of employment. As described above under “Compensation Discussion and Analysis – Deductibility of Compensation,” these agreements are designed to comply with Section 162(m) of the Internal Revenue Code. In addition, these agreements all provide that post-termination payments and benefits are subject to a six-month delay in the event that the executive officer is considered a “specified employee” within the meaning of Section 409A of the Internal Revenue Code at the time of a qualifying termination. The employment agreements also contain provisions that require each of the named executive officers to maintain the confidentiality of our confidential information and proprietary data during and following his employment. In addition, each of Messrs. Yabuki, Ernst, Gupta and Vielehr agrees that during his employment and for 12 months after termination of employment, he will not compete with us or solicit our clients or our employees. Under the employment agreements, we have the ability to recover certain compensation previously paid to the named executive officer if he breaches these obligations.

Terms of Employment Agreement with Mr. Yabuki. We have the right to terminate Mr. Yabuki’s employment at any time. Under his employment agreement, if we terminate Mr. Yabuki’s employment or fail to renew the term of his employment other than for death, disability or cause, or Mr. Yabuki terminates his employment for good reason, he is entitled to receive (i) a lump sum payment equal to four and one-half times his current annual base salary, (ii) full vesting of all equity awards, as well as the right to exercise the stock options granted to him upon hire for two years, and all other stock options for not less than one year, following the date of termination of his employment, but in no event longer than ten years from the date of grant, or if earlier, the latest date the option could have been exercised had Mr. Yabuki remained employed, (iii) a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination and (iv) reimbursement for COBRA or other health insurance premiums for up to two years following the date of his termination, or until Mr. Yabuki obtains health care coverage through subsequent employment, whichever is earlier. If Mr. Yabuki’s employment is terminated for death or disability, he, or his estate as applicable, is entitled to receive full vesting of all equity and long-term awards and a lump sum payment equal to any cash incentive compensation that has been allocated or awarded, but not paid, to him for any period ending prior to his termination.

Under his employment agreement, Mr. Yabuki will also be entitled to receive an excise tax gross-up payment so that the net amount retained by Mr. Yabuki, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which Mr. Yabuki is entitled under his employment agreement or KEESA at the time such payments are to be made. If the benefits to Mr. Yabuki under his employment agreement are duplicative of benefits provided under his KEESA, his employment agreement provides that he will receive the most favorable benefits (determined on a benefit-by-benefit basis) under his KEESA or his employment agreement.

Terms of Employment Agreement with Mr. Ernst, Mr. Gupta and Mr. Vielehr. We have the right to terminate their employment at any time. If we terminate Mr. Ernst’s employment other than for death, disability or cause, or if he terminates his employment for good reason, he is entitled to receive a lump sum payment equal to 1.8 times his then-current base salary. If we terminate Mr. Gupta’s employment other than for death, disability or cause, or if he terminates his employment because we breach his employment agreement, he is entitled to receive: (i) a lump sum payment equal to 12 months of salary; (ii) the benefit of accelerated vesting for all unvested equity awards as if he had remained employed for an additional 12-month period; and (iii) reimbursement of COBRA premiums for up to 12 months following the date of his termination. With respect to Mr. Vielehr, if we terminate his employment other than for death, disability or cause, he is entitled to receive: (i) a lump sum payment equal to 12 months of salary, and (ii) accelerated vesting of certain equity awards granted to him pursuant to his employment agreement determined by dividing each of the total number of stock options and restricted stock units granted upon employment by two and then subtracting the number of stock options or restricted stock units, as applicable, that have vested prior to termination.

Key Executive Employment and Severance Agreements

General

Our Key Executive Employment and Severance Agreements (“KEESAs”) set forth the amounts and types of benefits that we believe will enable us to keep our executive officers’ interests aligned with those of our shareholders in the event of a change in control by allowing them to concentrate on taking actions that are in the best interests of our shareholders without consideration of whether their actions may ultimately have an effect on the security of their employment. We also intend the benefits to recognize past contributions by the executive officers if they are asked to leave, and to help to prevent the departure of key managers in connection with an anticipated or actual change in control. The KEESAs fulfill these purposes by generally providing for severance in the event of a qualifying termination following a change in control and vesting of outstanding equity awards upon a change in control. We believe these agreements provide for an equitable financial transition for an executive officer when an adverse change in his or her employment status is required as a result of certain unexpected corporate events. The committee selected the triggering events for benefits under the KEESAs based on its judgment that the change in control events described in the KEESAs are likely to result in the concerns described above. New executive officers have generally entered into KEESAs with the same economic terms as those provided since 2001, which is when we began to enter into KEESAs. Thus, benefits for new executive officers are generally consistent with those for executive officers with existing agreements. We believe that this helps us achieve compensation that is equitable among executive officers. Because these agreements have been entered into for the specific purposes described above, these arrangements do not affect the decisions we make with respect to annual or long-term compensation.

Benefits

Pursuant to the terms of the KEESAs, upon a change in control, all stock options and restricted stock units granted prior to the change in control will become fully and immediately vested. In addition, if we terminate them other than for death, disability or cause, or they resign for good reason, within three years following a change in control, then our named executive officers will be entitled to receive:

•	a cash termination payment equal to two times the sum of (i) their annual salary plus (ii)

•	their highest annual cash incentive award during the three completed fiscal years before the change in control; or

•

in the case of Mr. Vielehr, because he has not been employed by us for three or more years, the greater of 60% of his annual salary at the time of the change in control or the highest annual cash incentive award during the two completed fiscal years before the change in control;

•

with respect to each incentive compensation award made to the named executive officer for all uncompleted periods as of the termination date, a cash payment equal to the value of such award prorated through the termination date as if the goals with respect to such award had been achieved (at the target level, if applicable), which we refer to as the “prorated bonus;” and

•

continuation for up to three years of life, disability, hospitalization, medical and dental insurance coverage at our expense as in effect at the termination, in addition to certain other benefits related to securing other employment.

In the event their employment is terminated for death or disability within three years following a change in control, our named executive officers will be entitled to receive the prorated bonus under their KEESAs. If, within three years following a change in control, we terminate the employment of our named executive officers for any reason, or they resign or retire, our named executive officers (or their heirs or estate, as applicable) will also be entitled to receive: any unpaid base salary through the termination date; reimbursement of business expenses incurred through the termination date; any compensation previously deferred by the named executive officer; and the sum of any bonus or incentive compensation allocated or awarded but not yet paid.

To comply with Section 409A of the Internal Revenue Code, the KEESAs require a six-month delay of post-termination payments and benefits (other than payments to cover employment taxes due on such amounts) in the event that the named executive officer is a “specified employee” within the meaning of Section 409A at the time of a qualifying termination in connection with a change in control of our company.

The KEESAs, other than Mr. Yabuki’s, also provide that if any portion of the benefits under the KEESAs or any other agreement to which they are a party would constitute an “excess parachute payment” for purposes of the Internal Revenue Code, then they will have the option to receive the total payments and pay the 20% excise tax imposed by the Internal Revenue Code, or have the total payments reduced such that they would not be required to pay the excise tax. Mr. Yabuki’s employment agreement provides for an excise tax gross-up payment so that the net amount retained by Mr. Yabuki, after deduction of all applicable taxes and any interest, penalties or additions with respect thereto, equals the total present value of the payments to which Mr. Yabuki is entitled under his employment agreement or his KEESA at the time such payments are to be made.

Change in Control Defined

A “change in control” under the KEESAs generally will occur if: any person becomes the beneficial owner of securities representing 20% or more of our outstanding shares of common stock or combined voting power; specified changes occur to our incumbent board of directors; our shareholders approve a merger, consolidation or share exchange with any other corporation, or approve the issuance of voting securities in connection with a merger, consolidation or share exchange; or our shareholders approve a plan of complete liquidation or dissolution or an agreement for the sale or disposition of all or substantially all of our assets.

Non-Compete

Each named executive officer with a KEESA agrees that he will not, for a period of six months after the termination date, participate in the management of, be employed by or own any business enterprise at a location within the United States that substantially competes with us or our subsidiaries. In addition, during and following his employment, he will hold in confidence, and not directly or indirectly disclose, use or copy, our confidential information and proprietary data. Finally, he agrees that for a period of two years after the termination date, he will not hire or solicit for employment any person who is or was employed by us during the twelve months preceding his termination.

Equity Awards

Equity award agreements under the Incentive Plan provide that, on a recipient’s death, disability or retirement, 100% of any then unexercisable stock options will become exercisable by the recipient until the earlier of one year following the triggering event or the stock option expiration date. In addition, the restricted stock unit agreements generally provide for pro rata vesting in the event of death, disability or retirement. The equity award agreements require our named executive officers to maintain the confidentiality of our confidential information and not to compete with us or solicit our employees or clients while employed by us or during the 12 months following the termination of their employment. In the event the named executive officer breaches these obligations, we are entitled to recover the value of any amounts previously paid or payable or any shares or the value of any shares delivered pursuant to any of our programs, plans or arrangements.

Upon a change in control, the Incentive Plan provides that if a named executive officer has an employment, retention, change in control or similar agreement that addresses the effect of a change in control on his or her awards, then such agreement will control. Otherwise, the Incentive Plan provides that the successor or purchaser may assume the equity awards or provide substitute awards with similar terms and conditions; provided, that, if within 12 months following the change in control the named executive officer is terminated without cause or terminates his employment for good reason, the assumed equity award or such substitute award will become fully vested and exercisable and/or all restrictions on the award will lapse as of the time immediately prior to such termination of employment. In that case, the named executive officer will have 90 days after the termination to exercise an option award unless a longer exercise period is applicable under the agreement, and the confidentiality, non-compete and non-solicit covenants in the equity award agreement will cease to apply. If the successor or purchaser does not assume the equity award or issue a replacement award, then immediately prior to the change in control, each equity award subject to the agreements will become fully vested and exercisable and/or all restrictions on the award will lapse.

Cash Incentive Awards

Our Incentive Plan provides that upon a change in control, the successor or purchaser may assume the cash incentive awards to our named executive officers or provide substitute awards with similar terms and conditions. If the successor or purchaser in the change in control does not assume the cash incentive award or issue a replacement award, then any award earned but not yet paid will be paid to the named executive officer. If the cash incentive award is not yet earned, then the award will be canceled in exchange for a cash payment equal to the product of the amount that would have been due under the canceled award as if the performance goals measured at the time of the change in control were achieved at the same rate through the end of the performance period and a fraction, the numerator of which is the number of whole months that have elapsed from the beginning of the performance period to the date of the change in control and the denominator of which is the number of whole months in the performance period.

Estimated Potential Payments

In the tables below, we estimate the maximum amount of compensation payable to each of our named executive officers assuming that the triggering event or events indicated occurred on December 31, 2013. In December 2013, we completed a two-for-one split of our common stock. Accordingly, all amounts are presented on a split-adjusted basis. The amounts shown in the tables below rely on the following assumptions:

•

The amount shown in the table with respect to stock options is equal to the difference between the exercise price of the unvested options which would experience accelerated vesting and $59.05, the closing price of our common stock on the last trading day of the calendar year.

•

The amount shown in the table with respect to restricted stock units is equal to the closing price of our common stock on the last trading day of the calendar year times the number of unvested restricted stock units which would experience accelerated vesting.

•	The prorated bonus amounts reflect the named executive officer’s target cash incentive award for 2013 because we assume that the triggering event or events indicated occurred on December 31, 2013.

•

The amount shown for “Post-Employment Benefits” on a termination without cause or resignation for good reason following a change in control is the value of three years of continued benefits for the named executive officer and his immediate family, including medical, dental and life insurance. The amount shown for “COBRA Reimbursement” is, in the case of Mr. Yabuki, the value of two years of continued medical and dental coverage for Mr. Yabuki and his immediate family; and, in the case of Mr. Gupta, the value of one year of such benefits. The value of the benefits is based on a number of assumptions, including the continued availability of these types of coverage at expected rates. Accordingly, the amount shown is only an estimate, and the actual amount payable by us may be greater or less than the amount shown.

•	In accordance with the terms of the KEESAs, the amount shown for outplacement services is 10% of the executive officers’ respective base salaries for 2013.

•

The executive officers’ KEESAs provide that the named executive officers are entitled to receive reimbursement for certain fees and expenses, up to $15,000, paid to consultants and legal or accounting advisors in connection with the computation of benefits under the KEESAs. Accordingly, $15,000 is shown for advisor fees for each named executive officer.

•

In certain circumstances, our named executive officers could elect to have payments reduced to eliminate potential excise taxes; however, for purposes of the tables below, we have assumed that no such election has been made.

Potential Payments on a Change in Control without Termination of Employment; Acceleration of Vesting

Name	Number of Option Shares Vested on Accelerated Basis (#)	Number of Restricted Units Vested on Accelerated Basis (#)	Value Realized
J. Yabuki	620,854	126,104	$21,338,288
T. Hirsch	113,560	44,072	$5,246,620
M. Ernst	208,774	18,636	$6,157,252
R. Gupta	50,002	52,520	$4,216,175
B. Vielehr	116,892	36,402	$2,628,795

Potential Payment on a Termination of Employment

Mr. Yabuki

Benefits and Payments	Death or Disability (Employment Agreement)	Resignation For Good Reason or Termination Without Cause (Employment Agreement)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$3,780,000	$1,680,000
Cash Incentive Award	—	—	2,524,200
Prorated Bonus	$1,260,000	1,260,000	1,260,000
Stock Options:
Unvested and Accelerated	13,891,847	13,891,847	13,891,847
Restricted Stock Units:
Unvested and Accelerated	7,446,441	7,446,441	7,446,441
Benefits:
COBRA Reimbursement	—	10,629	—
Post-Employment Benefits	—	—	90,633
Excise Tax Gross-Up	—	—	—
Outplacement Services	—	—	84,000
Advisor Fees	—	—	15,000
Total	$22,598,288	$26,388,917	$26,992,121

Mr. Hirsch

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	—	$950,000
Cash Incentive Award	—	—	865,440
Prorated Bonus	—	$427,500	427,500
Stock Options:
Unvested and Accelerated	$2,644,168	2,644,168	2,644,168
Restricted Stock Units:
Unvested and Accelerated	412,878	2,602,452	2,602,452
Benefits:
Post-Employment Benefits	—	—	111,680
Outplacement Services	—	—	47,500
Advisor Fees	—	—	15,000
Total	$3,057,046	$5,674,120	$7,663,740

Mr. Ernst

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Resignation For Good Reason or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$1,035,000	—	$1,150,000
Cash Incentive Award	—	—	—	1,179,614
Prorated Bonus	—	—	$718,750	718,750
Stock Options:
Unvested and Accelerated	$5,056,796	—	5,056,796	5,056,796
Restricted Stock Units:
Unvested and Accelerated	147,035	—	1,100,456	1,100,456
Benefits:
Post-Employment Benefits	—	—	—	113,312
Outplacement Services	—	—	—	57,500
Advisor Fees	—	—	—	15,000
Total	$5,203,831	$1,035,000	$6,876,002	$9,391,428

Mr. Gupta

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Breach of Employment Agreement or Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$420,000	—	$840,000
Cash Incentive Award	—	—	—	736,152
Prorated Bonus	—	—	$462,000	462,000
Stock Options:
Unvested and Accelerated	$1,114,869	542,787	1,114,869	1,114,869
Restricted Stock Units:
Unvested and Accelerated	501,984	679,547	3,101,306	3,101,306
Benefits:
COBRA Reimbursement	—	15,943	—	—
Post-Employment Benefits	—	—	—	128,160
Outplacement Services	—	—	—	42,000
Advisor Fees	—	—	—	15,000
Total	$1,616,853	$1,658,277	$4,678,175	$6,439,487

Mr. Vielehr

Benefits and Payments	Death or Disability Prior to Change in Control (Equity Award Agreements)	Termination Without Cause (Employment Agreement)	Death or Disability Following Change in Control (KEESA)	Resignation For Good Reason or Termination Without Cause Following Change in Control (KEESA)
Compensation:
Base Salary	—	$470,000	—	$940,000
Cash Incentive Award	—	—	—	564,000
Prorated Bonus	—	—	$517,000	517,000
Stock Options:
Unvested and Accelerated	$479,257	239,629	479,257	479,257
Restricted Stock Units:
Unvested and Accelerated	—	1,074,769	2,149,538	2,149,538
Benefits:
Post-Employment Benefits	—	—	—	121,654
Outplacement Services	—	—	—	47,000
Advisor Fees	—	—	—	15,000
Total	$479,257	$1,784,398	$3,145,795	$4,833,449

COMPENSATION OF DIRECTORS

Objectives for Director Compensation

Quality non-employee directors are critical to our success. We believe that the two primary duties of non-employee directors are to effectively represent the long-term interests of our shareholders and to provide guidance to management. As such, our compensation program for non-employee directors is designed to meet several key objectives:

•	Adequately compensate directors for their responsibilities and time commitments and for the personal liabilities and risks that they face as directors of a public company;

•	Attract the highest caliber non-employee directors by offering a compensation program consistent with those at companies of similar size, complexity and business character;

•	Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and requiring directors to own our stock;

•	Provide compensation that is simple and transparent to shareholders and reflects corporate governance best practices; and

•	Where possible, provide flexibility in form and timing of payments.

Elements of Director Compensation

The compensation committee of the board of directors reviews non-employee director compensation every other year and considers our financial performance, general market conditions and non-employee director compensation at the peer group companies set forth above under “Compensation Discussion and Analysis – Structuring Compensation – Peer Group.” We believe that the following components of our director compensation program support the objectives above:

•

We provide cash compensation through retainers for board and committee service, as well as separate retainers to the chairpersons of our board committees. We do not provide board and committee meeting fees. Compensation in this manner simplifies the administration of our program and creates greater equality in rewarding service on committees of the board. The committee and committee chair retainers compensate directors for the additional responsibilities and time commitments involved with those positions.

•

To compensate the Chairman for his involvement in board and committee matters, he receives an annual cash retainer of $100,000. The Chairman also receives equity grants in the same manner as the other non-employee directors.

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Non-employee directors receive grants of stock options and restricted stock units which vest 100% on the earlier of (i) the first anniversary of the grant date or (ii) immediately prior to the first annual meeting of shareholders following the grant date. In 2013, we increased the value of stock options and restricted stock units received by non-employee directors upon being elected or continuing as a director at our annual meeting of shareholders from $60,000 each to $70,000 each to better align their compensation with non-employee director compensation at peer companies.

•	Our stock ownership guidelines require non-employee directors to own shares of our common stock having a total value equal to six times the annual retainer amount.

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In order to provide greater flexibility in managing their compensation, we maintain a non-employee director deferred compensation plan. This plan allows directors to defer all or a part of their cash retainers until their service on the board ends. Funds in deferred accounts are invested in hypothetical shares of our common stock. We denominate these deferred payments in shares of our common stock to promote alignment between director compensation and the interest of our shareholders.

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Non-employee directors may also defer receipt of the restricted stock units granted to them annually. Restricted stock units are hypothetical shares of our common stock that are settled in shares of common stock on a one-for-one basis upon vesting, subject to any deferral elections. Directors may defer receipt of shares issuable pursuant to the restricted stock units until their service on the board ends.

Our non-employee director compensation program is summarized below:

Element of Compensation
Board Retainer	$60,000

Chairman’s Retainer(1)	100,000

Committee Retainer
Audit	12,000
Compensation	10,000
Nominating and Corporate Governance	10,000

Committee Chair Retainer
Audit	7,500
Compensation	7,500
Nominating and Corporate Governance	7,500

Equity Awards(2)
Stock Options	70,000
Restricted Stock Units	70,000

(1)	The Chairman’s retainer includes, and is not in addition to, the standard board retainer.

(2)	Upon being elected or continuing as a director at our annual meeting of shareholders, each non-employee director receives stock options and restricted stock units each having approximately $70,000 in value.

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Total ($)
Donald F. Dillon(3)	100,000	70,050	70,004	240,054
Christopher M. Flink(4)	70,000	70,050	70,004	210,054
Daniel P. Kearney(5)	82,000	70,050	70,004	222,054
Dennis F. Lynch(6)	70,000	70,050	70,004	210,054
Denis J. O’Leary(7)	82,000	70,050	70,004	222,054
Glenn M. Renwick(8)	77,500	70,050	70,004	217,554
Kim M. Robak(9)	85,000	70,050	70,004	225,054
Doyle R. Simons(10)	70,000	70,050	70,004	210,054
Thomas C. Wertheimer(11)	79,500	70,050	70,004	219,554

(1)	This column includes the following amounts deferred under our non-employee director deferred compensation plan, a non-qualified defined contribution plan: Mr. O’Leary ($82,000); Mr. Renwick ($77,500); Ms. Robak ($42,500); and Mr. Simons ($70,000).

(2)	In December 2013, we completed a two-for-one split of our common stock. Accordingly, all amounts are presented on a split-adjusted basis. We granted each non-employee director a number of restricted stock units determined by dividing $70,000 by $44.68, the closing price of our common stock on May 22, 2013, the date of the grant. Accordingly, each non-employee director received 1,568 restricted stock units. The restricted stock units vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date.

We granted each non-employee director a number of stock options determined by dividing $70,000 by a binomial valuation of an option of one share of our common stock on May 22, 2013, the grant date. Accordingly, we granted an option to purchase 5,032 shares of our common stock at an exercise price of $44.68 to each non-employee director. The options vest 100% on the earlier of the first anniversary of the grant date or immediately prior to the first annual meeting of shareholders following the grant date.

The dollar amount shown in the table is the grant date fair value of the award. Information about the assumptions that we used to determine the fair value of equity awards is set forth in our Annual Report on Form 10-K in Note 8 to our Consolidated Financial Statements for the year ended December 31, 2013.

(3)	As of December 31, 2013, Mr. Dillon held 56,144 options to purchase shares of our common stock, 51,112 of which were vested, and 1,568 restricted stock units.

(4)	As of December 31, 2013, Mr. Flink held 7,352 options to purchase shares of our common stock, 2,320 of which were vested, and 1,568 restricted stock units.

(5)	As of December 31, 2013, Mr. Kearney held 47,556 options to purchase shares of our common stock, 42,524 of which were vested, 1,568 restricted stock units, and 13,448 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(6)	As of December 31, 2013, Mr. Lynch held 9,426 options to purchase shares of our common stock, 4,394 of which were vested, and 1,568 restricted stock units.

(7)	As of December 31, 2013, Mr. O’Leary held 38,854 options to purchase shares of our common stock, 33,822 of which were vested, 1,568 restricted stock units, and 13,038 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(8)	As of December 31, 2013, Mr. Renwick held 56,144 options to purchase shares of our common stock, 51,112 of which were vested, 1,568 restricted stock units, and 16,425 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(9)	Ms. Robak’s cash compensation includes pro-rata compensation for service on the compensation committee during the first three quarters of the year. As of December 31, 2013, Ms. Robak held 41,420 options to purchase shares of our common stock, 36,388 of which were vested, 1,568 restricted stock units, and 5,833 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(10)	As of December 31, 2013, Mr. Simons held 40,540 options to purchase shares of our common stock, 35,508 of which were vested, 1,568 restricted stock units, and 14,839 shares eligible for issuance pursuant to the non-employee director deferred compensation plan.

(11)	As of December 31, 2013, Mr. Wertheimer held 70,750 options to purchase shares of our common stock, 65,718 of which were vested, and 1,568 restricted stock units.

Non-Employee Director Deferred Compensation Plan

Under our non-employee director deferred compensation plan, each non-employee director may defer up to 100% of his or her cash fees. Based on his or her deferral election, the director is credited with a number of share units at the time he or she would have otherwise received the portion of the fees being deferred. Share units are equivalent to shares of our common stock except that share units have no voting rights. Upon cessation of service on the board, the director receives a share of our common stock for each share unit. Shares are received in a lump sum distribution, and any fractional share units are paid in cash. Share units credited to a director’s account are considered awards granted under the Incentive Plan and count against that plan’s share reserve.

Share Ownership Requirements

Under our share ownership policy, non-employee directors are required to accumulate and hold our common stock having a market value equal to at least six times the amount of the annual board retainer. Non-employee directors have five years after they become subject to the guidelines to meet the ownership requirements provided that interim ownership milestones are achieved during the five year period.

OTHER MATTERS

Shareholder Proposals for the 2015 Annual Meeting

Any proposal that a shareholder desires to include in our proxy materials for our 2015 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”) must be delivered to the following address no later than December 17, 2014: 255 Fiserv Drive, Brookfield, Wisconsin 53045, Attention: Lynn S. McCreary, Executive Vice President, General Counsel and Secretary.

A shareholder who intends to present business, other than a shareholder’s proposal pursuant to Rule 14a-8, at the 2015 annual meeting must comply with the requirements set forth in our by-laws. Among other matters, a shareholder must give written notice to our corporate Secretary not less than 45 days and not more than 70 days prior to the first anniversary of the date on which we first mailed our proxy materials for the 2014 annual meeting. Because we anticipate mailing our proxy statement for the 2014 annual meeting on April 16, 2014, we must receive notice of a shareholder’s intent to present business, other than pursuant to Rule 14a-8, at the 2015 annual meeting no sooner than February 5, 2015, and no later than March 2, 2015.

If the notice is received after March 2, 2015, then we are not required to permit the business to be presented at the 2015 annual meeting of shareholders because the notice will be considered untimely. Nevertheless, if our board of directors permits a matter of business submitted after March 2, 2015 to be presented at the 2015 annual meeting, then the persons named in proxies solicited by the board of directors for the 2015 annual meeting may exercise discretionary voting power with respect to such proposal.

Annual Report

Our Annual Report for 2013 will be mailed to each shareholder on or about April 16, 2014. Our Annual Report on Form 10-K for 2013, which we filed with the Securities and Exchange Commission, will be furnished without charge to any person requesting a copy thereof in writing and stating such person is a beneficial holder of shares of our common stock on the record date for the 2014 annual meeting. Requests and inquiries should be sent to our corporate Secretary, Lynn S. McCreary, at the address below.

Proxy Materials

As permitted by rules of the Securities and Exchange Commission, services that deliver our communications to shareholders who hold their stock through a bank, broker or other holder of record may deliver a single copy of our Annual Report to shareholders and proxy statement to multiple shareholders sharing the same address. Upon written or oral request, we will promptly deliver a separate copy of our annual report and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may make a request by writing to Lynn S. McCreary, Executive Vice President, General Counsel and Secretary, Fiserv, Inc., 255 Fiserv Drive, Brookfield, Wisconsin 53045.

By Order of the Board of Directors

Lynn S. McCreary, Secretary

Brookfield, Wisconsin

April 16, 2014

FISERV, INC. 255 FISERV DRIVE BROOKFIELD, WI 53045

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of Directors
Nominees
01	Christopher M. Flink 02 Dennis F. Lynch 03 Denis J. O’Leary 04 Glenn M. Renwick 05 Kim M. Robak
06	Doyle R. Simons 07 Thomas C. Wertheimer
The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2.	To approve, on an advisory basis, the compensation of the named executive officers of Fiserv, Inc.					☐	☐	☐
3.	To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of Fiserv, Inc. for 2014.					☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:						For	Against	Abstain
4.	A shareholder proposal relating to confidential voting.					☐	☐	☐

NOTE: If other matters properly come before the meeting or any adjournment or postponement thereof, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.

Yes         No

Please indicate if you plan to attend this meeting      ☐          ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report is/are available at www.proxyvote.com.

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FISERV, INC. Annual Meeting of Shareholders May 28, 2014 This proxy is solicited by the Board of Directors

The undersigned hereby appoints JEFFERY W. YABUKI and LYNN S. MCCREARY as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote as set forth herein, all the shares of common stock of Fiserv, Inc. held of record by the undersigned on April 1, 2014 at the Annual Meeting of Shareholders to be held on May 28, 2014 and at any adjournment or postponement thereof, with like effect as if the undersigned were personally present and voting upon the following matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted (1) FOR the election of the indicated director nominees, (2) FOR the approval of the compensation of the named executive officers of Fiserv, Inc., (3) FOR the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of Fiserv, Inc. for 2014 and (4) AGAINST the shareholder proposal relating to confidential voting.

This proxy covers all the shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the 401(k) Savings Plan of Fiserv, Inc. and its Participating Subsidiaries (the “Plan”). This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 pm ET on May 25, 2014, the Plan’s Trustee will be deemed to have been instructed to vote your shares held in the Plan in the same proportion as the shares for which the Trustee has received timely voting instructions from others.

Continued and to be signed on reverse side